UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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TALK AMERICA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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TALK AMERICA HOLDINGS, INC.

6805 ROUTE

202 NEW HOPE, PA 18938

(215) 862-1500

Dear Stockholder:

The board of directors (the “Board”) of Talk America Holdings, Inc. (“Talk America” or the “Company”) has approved a merger agreement providing for the acquisition of the Company by Cavalier Acquisition Corp., an indirectly wholly owned subsidiary of Cavalier Telephone Corporation. If the merger is completed, you will receive $8.10 in cash, without interest, for each share of the Company’s common stock you own.

You will be asked, at a special meeting of the Company’s stockholders (the “Special Meeting”), to adopt the merger agreement. The Board has approved and declared the merger and the merger agreement advisable, and has declared that it is fair to and in the best interests of Talk America’s stockholders that the Company enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors recommends that Talk America’s stockholders vote “FOR” the adoption of the merger agreement.

The time, date and place of the Special Meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:

10:00 a.m. Eastern Time, December 15, 2006 The Lambertville House, 32 Bridge Street, Lambertville, NJ 08530

The proxy statement attached to this letter provides you with information about the proposed merger and the Special Meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Talk America common stock entitled to vote as of the close of business on the record date for the Special Meeting, a failure to vote will have the same effect as a vote against adoption of the merger agreement.

Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the Special Meeting. Accordingly, you are requested to vote the enclosed proxy at your earliest convenience. Your shares will then be represented at the Special Meeting.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

Thank you for your cooperation and continued support.

Sincerely,

Gabriel Battista

Chairman of the Board

THIS PROXY STATEMENT IS DATED NOVEMBER 14, 2006

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 16, 2006.

TALK AMERICA HOLDINGS, INC.

6805 ROUTE 202

NEW HOPE, PA 18938

(215) 862-1500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 15, 2006

To the Stockholders of

Talk America Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Talk America Holdings, Inc., a Delaware corporation (“Talk America” or the “Company”), will be held on December 15, 2006, at 10:00 a.m. Eastern Time, at The Lambertville House, 32 Bridge Street, Lambertville, NJ 08530 for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2006, by and among the Company, Cavalier Telephone Corporation (the “Parent”) and Cavalier Acquisition Corp., an indirectly wholly owned subsidiary of the Parent (the “Merger Sub”), pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Talk America (other than shares held in the treasury of the Company or owned by the Parent, the Merger Sub or any wholly owned subsidiary of the Parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $8.10 in cash, without interest.

2. To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

3. To transact such other business as may properly come before the Special Meeting or any reconvened Special Meeting following an adjournment or postponement thereof.

Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy as soon as possible. To vote your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly and return it in the envelope provided. To vote your proxy by telephone or electronically via the Internet, see the instructions on the proxy card and have the proxy card available when you call or access the Internet website. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may revoke your proxy at any time prior to the Special Meeting, and if you are present at the Special Meeting, you may withdraw your proxy and vote in person.

Only stockholders of record at the close of business on November 3, 2006 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting. On the record date, we had outstanding 30,771,852 shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the Special Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the Special Meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Talk America common stock entitled to vote as of the close of business on the record date for the Special Meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. All stockholders of record are cordially invited to attend the Special Meeting in person. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at our executive offices during normal business hours at 6805 Route 202 New Hope, PA 18938 for a period of ten days before the Special Meeting.

This notice and accompanying proxy statement also constitute the Company’s notice to its stockholders of the availability of appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger.

This notice, accompanying proxy statement and the enclosed proxy card are sent to you by order of the board of directors of Talk America Holdings, Inc.

Aloysius T. Lawn, IV

Secretary

New Hope, Pennsylvania

November 14, 2006

YOUR VOTE IS IMPORTANT

Stockholders of Talk America who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and they comply with all requirements of Section 262 of the Delaware General Corporation Law. A copy of the applicable statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found in the section entitled “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 13)

Talk America Holdings, Inc.

6805 Route 202

New Hope, Pennsylvania 18938

215.862.1500

Talk America Holdings, Inc., which we refer to as the Company and Talk America, through its subsidiaries, is a leading competitive communications services provider offering integrated voice and data services, including local, long distance, enhanced voice features and dedicated Internet access services, to commercial (primarily small and medium-sized business) and residential customers. We are focused on markets where we have our own networking assets. Today, we are collocated in 316 end offices in Michigan, Ohio, Kentucky, Tennessee, North Carolina, Louisiana, Mississippi, Alabama, Florida and Georgia.

Our business strategy is to continue to expand our network and grow our “on-net” (that is, our services over our own networking facilities) customer and revenue base through (i) organic growth in our core markets, serving both commercial and residential customers; (ii) additional acquisitions that either supplement our existing markets or offer expansion into new markets; and (iii) enhancement of our product portfolio. Growth in our business, both commercial and residential, on our network will permit us to leverage our investment in our network facilities due to the complementary telecommunication traffic or usage patterns of these customer bases.

Cavalier Telephone Corporation

2134 West Laburnum Avenue

Richmond, Virginia 23227

804.422.4100

Cavalier Telephone Corporation, which we refer to as the Parent and Cavalier, is a privately held Delaware corporation and, through its subsidiaries, is a facilities-based competitive local exchange carrier and provider of access and of integrated communications services in an area focused on the Virginia, Pennsylvania, Delaware, Maryland, New Jersey, New York and District of Columbia markets, and extending to other eastern and midwestern states. Through its subsidiaries and over their own network facilities, Cavalier Telephone Corporation provides business and residential customers a range of services, including local and long distance voice, dedicated data, Internet, access, and internet protocol television services.

Cavalier Acquisition Corp.

c/o Cavalier Telephone Corporation

2134 West Laburnum Avenue

Richmond, Virginia 23227

804.422.4100

Cavalier Acquisition Corp., which we refer to as the Merger Sub, is a Delaware corporation and an indirect wholly owned subsidiary of the Parent that was formed in connection with the merger by the Parent.

The Special Meeting

Time, Place and Date (Page 14)

The Special Meeting will be held on December 15, 2006, starting at 10:00 a.m. Eastern Time, at The Lambertville House, 32 Bridge Street, Lambertville, NJ 08530.

Purpose (Page 14)

At the Special Meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement; and

•	to consider and transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The merger agreement provides that the Merger Sub will be merged with and into the Company, and that each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by the Merger Sub, the Parent or any wholly owned subsidiary of the Parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $8.10 in cash, without interest.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the Special Meeting and any adjournments or postponements of the Special Meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to adopt the merger agreement. At this time, our board of directors is unaware of any matters, other than those set forth in the first two bullet points above, that may properly come before the Special Meeting.

Record Date and Voting (Page 14)

You are entitled to vote at the Special Meeting if you owned shares of Talk America common stock at the close of business on November 3, 2006, the record date for the Special Meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the Special Meeting. As of the record date, there were 30,771,852 shares of common stock of Talk America entitled to be voted.

Vote Required (Page 14)

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Share Ownership of Directors and Executive Officers (Page 54)

As of November 3, 2006, the record date, the directors and executive officers of Talk America beneficially owned in the aggregate (excluding stock options) approximately 0.5% of the combined voting power of the outstanding shares of Talk America common stock entitled to vote at the Special Meeting.

Voting and Proxies (Page 15)

Any Talk America stockholder of record entitled to vote may vote by submitting a proxy or by appearing at the Special Meeting. To submit your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. To submit your proxy by telephone or electronically via the Internet, see the instructions on the proxy card and have the proxy card available when you call or access the Internet website. If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker.

Revocability of Proxy (Page 15)

Any Talk America stockholder of record who submits a proxy by mail, telephone or the Internet may revoke the proxy at any time before it is voted in any one of the following three ways:

•	filing with the Secretary of Talk America, at or before the Special Meeting, a written notice of revocation that is dated a later date than the proxy;

•	submitting, at or before the Special Meeting, a later-dated proxy relating to the same shares, by mail to the Secretary of Talk America or by telephone or the Internet in accordance with the instructions on the proxy card; or

•	attending the Special Meeting and voting in person by ballot.

Simply attending the Special Meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will Be Completed

We are working to complete the merger as soon as possible. We anticipate completing the merger by December 31, 2006, subject to receipt of stockholder approval and satisfaction of the other closing conditions under the merger agreement, including the expiration or termination of the waiting period under federal antitrust laws and the receipt of applicable consents from the Federal Communications Commission (the “FCC”) and approvals from certain state public service or public utility commissions (or similar state regulatory agencies) (“State PUCs”).

Board Recommendation (Page 23)

After careful consideration, our board of directors:

•	has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company’s stockholders;

•	has approved the merger agreement; and

•	recommends that Talk America’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of The Blackstone Group L.P. (Page 23 and Annex B)

The Blackstone Group L.P. (“Blackstone”) has delivered to the Company’s board of directors its opinion dated September 22, 2006 to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $8.10 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to the Company’s stockholders. The opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement or the merger. The full text of the written opinion of Blackstone, which sets forth the matters considered and assumptions made in connection with its opinion, is attached as Annex B to this proxy statement. We recommend that you read the entire opinion carefully. Under our engagement agreement with Blackstone, we agreed to pay Blackstone a quarterly retention fee of $100,000 and a fee of $500,000 upon delivery of their opinion. We have also agreed to pay Blackstone a transaction fee of approximately $2.4 million if and when the merger is consummated, against which the retention and opinion fees will be credited.

Financing (Page 30)

In connection with the merger, the Parent will cause approximately $252.8 million in cash to be paid to our stockholders and holders of stock options and warrants. These payments are expected to be funded by a combination of credit facilities provided to the Parent and its subsidiary, CavTel Holdings, LLC, or CavTel. The Parent and CavTel have received a commitment letter from Wachovia Bank, National Association and Wachovia Capital Markets, LLC pursuant to which Wachovia Bank, National Association has committed to provide the Parent and CavTel with credit facilities in the aggregate amount of $435 million, subject to the satisfaction of the conditions contained in the commitment letter. The closing of the merger and the obligations of the Parent and the Merger Sub under the merger agreement are not, however, conditioned on the Parent’s arranging this credit facility or any other financing.

Treatment of the Company’s Common Stock, Options and Warrants (Page 38)

At the effective time of the merger, each share of the Company’s common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $8.10 in cash, without interest.

The merger agreement provides that all outstanding Talk America stock options issued pursuant to Talk America’s stock option plans, whether vested or unvested, will be canceled as of the effective time of the merger, and the holder of each stock option that has an exercise price of less than $8.10 will receive from the surviving corporation as soon as practicable thereafter an amount in cash, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each stock option as of the effective time of the merger, multiplied by

•	the excess of $8.10 over the exercise price per share of common stock subject to such option.

The merger agreement provides that all outstanding Talk America warrants will be canceled as of the effective time of the merger. While the merger agreement provides for a cash payment for “in-the-money” warrants, similar to the provision for options, there are no warrants outstanding that have an exercise price of less than $8.10.

The merger agreement further provides that all payments to holders of the Company’s common stock, or of options or warrants for our common stock, will be less any applicable withholding taxes.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 32)

Some of our executive officers and members of our board of directors have financial interests in the merger that are different from, or in addition to, their interests as our stockholders generally. Our board of directors was aware of these interests and considered the following, among other matters, in approving the merger agreement:

•	certain of our executive officers are parties to employment agreements with the Company that provide for severance payments by the Company if they are terminated or they resign for specified reasons prior to or following the effective time of the merger; the terms of the merger agreement permit the payment of up to $4.291 million in such severance payments on the closing date of the merger and the Company proposes to make the full amount of such payments on the closing date;

•

under the terms of the merger agreement, our board of directors is permitted, in its sole discretion, to award and pay bonuses to our employees, including our executive officers (but not including any of our four non-executive directors), at or prior to the closing date of the merger, in an aggregate amount up to $2.5 million; while our board has generally indicated that it expects to award some discretionary bonuses and while our board has not yet made any decision as to which, if any, persons would be awarded bonuses or any amounts thereof, it could determine to award the full amount permitted and to award the full amount among some or all of our executive officers;

•	our directors and executive officers will have their vested and unvested stock options canceled as of the effective time of the merger, and they will receive cash payments for each share underlying their options equal to the excess, if any, of $8.10 per share over the exercise price per share of their stock options, less any applicable withholding taxes. As of November 10, 2006, our directors and executive officers held stock options to acquire an aggregate of 2,848,495 shares, of which options for 2,208,497 shares were vested and of which options for 647,320 shares had an exercise price less than $8.10; based on such options holdings, our directors and executive officers as a group would be entitled to an aggregate of cash payments in respect of such options of approximately $2,777,800 upon consummation of the merger;

•	the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger; and

•	although Cavalier has not finalized any agreements with any executive officers of Talk America, Cavalier expects to enter into employment agreements with several of our executive officers, whereby each would continue to serve as an officer of the Parent after the closing.

Rights Agreement (Page 35)

Prior to the execution of the merger agreement, we amended our rights agreement to exempt the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement in accordance with the terms thereof.

Material U.S. Federal Income Tax Consequences (Page 35)

The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Talk America common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Talk America common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Regulatory Approvals (Page 36)

The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On October 6, 2006, the Company and the Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. We received notice that the waiting period had been terminated on October 16, 2006.

Certain of the Company’s subsidiaries provide communications services that are regulated by the FCC and/or State PUCs. As providers of such services, those subsidiaries hold authorizations issued by the FCC and State PUCs. Permission from or notices to many of these regulatory agencies is required to transfer control of the subsidiaries and therefore to complete the transfer of control of the Company.

Under the Communications Act of 1934, as amended, the FCC must approve the transfer of control to the Parent of the Company and those subsidiaries of the Company that hold FCC licenses and authorizations. The FCC must determine whether the Parent is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest. The Company and the Parent filed a transfer of control application with the FCC on October 2, 2006.

Certain subsidiaries of the Company also hold certificates and authorizations issued by State PUCs in all U.S. states (except Alaska) and the District of Columbia, where they provide intrastate telecommunications services. Many of the State PUCs in each of the states where Company subsidiaries operate must either approve the transactions contemplated by the merger agreement or require that formal notice of the transactions be provided to them. As of October 2, 2006, the Company and the Parent had sent for filing the necessary applications and notices with these State PUCs.

The completion of the merger also is subject to compliance with applicable laws of the State of Delaware.

Litigation Relating to the Merger (Page 31)

We are aware of five asserted class actions related to the proposed merger filed against our individual directors and us. Each alleges, among other things, that our directors have breached their fiduciary duty by accepting the merger and generally seeks various forms of relief, including injunctive relief, including against the consummation of the merger, unspecified money damages and plaintiff’s attorneys’ fees and expenses. We believe that these lawsuits are without merit and plan to defend them vigorously. Additional lawsuits pertaining to the proposed merger could be filed in the future.

Procedure for Receiving Merger Consideration (Page 39)

As soon as practicable after the effective time of the merger, a paying agent appointed by the Parent will mail a letter of transmittal and instructions to Talk America stockholders. The letter of transmittal and instructions will tell you how to surrender your Talk America common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 44)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to Closing (Page 47)

Before we can complete the merger, a number of conditions must be satisfied. These include, among others:

•	the receipt of Company stockholder approval;

•	the absence of, or of any pending proceeding seeking, any governmental order, decree, judgment, injunction or other ruling that prevents or prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, which condition has been satisfied;

•	the receipt of applicable consents from the FCC;

•	the receipt of applicable approvals from the State PUCs that regulate the Company’s business or the business of any of its subsidiaries;

•

the truth and correctness of our representations and warranties as of the date of the merger agreement and, except where the failure of our representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on us and our subsidiaries, individually or in the aggregate, the truth and correctness of our representations and warranties (without giving effect for any materiality or material difference qualification therein) as of the closing date or as of the earlier date for such representations and warranties as expressly relate to an earlier date, and the truth and correctness of our representations and warranties with respect to authority and approvals, absence of material adverse change and brokers as of the closing date as if made on and as of the closing date;

•	since September 22, 2006, the date of execution of the merger agreement, no “material adverse effect” with respect to the Company shall have occurred and be continuing.

•	we meet a defined minimum financial performance measure based on our reported operating income for the quarter ended September 30, 2006 as adjusted for a number of items, which condition has been satisfied; and

•	the performance and compliance, in all material respects, by us of our agreements and conditions in the merger agreement.

Termination of the Merger Agreement (Page 48)

Talk America and the Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Talk America have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the Parent or the Company if:

•	our stockholders fail to adopt the merger agreement at the Special Meeting of the stockholders or any adjournment of the Special Meeting;

•	the closing has not occurred on or before January 31, 2007, which we refer to as the “termination date,” so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	there is any law or final, non-appealable government order, decree or ruling that prevents completion of the merger, so long as such law, government order, decree or ruling is not the result of the failure of the terminating party to fulfill its obligations under the merger agreement; or

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days (or is incapable of being cured before the termination date);

•	by the Company, prior to adoption of the merger agreement, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided the Parent a three-business-day period to make an offer that is at least as favorable as the superior proposal;

•	by the Parent, if:

•	our board of directors withdraws or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement or recommends or approves another takeover proposal;

•	our board of directors fails to include in our proxy statement its recommendation that the Company’s stockholders vote to adopt the merger agreement;

•	our board of directors fails to publicly reaffirm its recommendation of the merger agreement and the merger within ten days after the Parent has requested in writing that our board of directors reaffirm its recommendation;

•	the Company fails to recommend rejection of a tender or exchange offer within ten days after the commencement of such tender or exchange offer;

•	a takeover proposal is publicly announced and the Company fails to issue a press release within ten days after the announcement that reaffirms the recommendation of our board of directors that the Company’s stockholders vote in favor of the merger; or

•	the Company fails to call, give notice of, convene and hold the special stockholders’ meeting and timely mail this proxy statement, which is not cured within 10 business days following receipt by the Company of a notice of such breach.

Termination Fees and Expenses (Page 49)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay the Parent a termination fee of $6.25 million or up to an additional $1.25 million for reimbursement of expenses or both.

Market Prices of the Company’s Common Stock (Page 53)

Our common stock is listed on The NASDAQ Stock Market® (“NASDAQ”) and trades on The NASDAQ Global Select MarketSM under the symbol “TALK”. On September 21, 2006, which was the last trading day before we announced the merger, the Company’s common stock closed at $6.57 per share. On September 27, 2006, which was the last trading day before the Sun Capital Securities Group, LLC conditional proposal to acquire the Company’s common stock at $9.00 per share was reported, the Company’s common stock closed at $8.32 per share. The closing sale price of our common stock on NASDAQ on October 23, 2006, the date on which we announced our receipt of Sun Capital’s advice that it would not proceed with a definitive offer to acquire our common stock, was $7.86 per share. On November 10, 2006, the latest practicable trading day before the printing of this proxy statement, the Company’s common stock closed at $8.02 per share.

Dissenters’ Rights of Appraisal (Page 57 and Annex C)

Delaware law provides you with appraisal rights in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must deliver a written objection to the merger to the Company at or before the vote on the adoption of the merger agreement at the Special Meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

A copy of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following discussion addresses briefly some questions you may have regarding the Special Meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Talk America Holdings, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Talk America,” “Company”, “we,” “our,” “ours” and “us” refer to Talk America Holdings, Inc. and its subsidiaries.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of September 22, 2006, by and among the Company, Cavalier Telephone Corporation, a Delaware corporation (the “Parent” and “Cavalier”), and Cavalier Acquisition Corp., a Delaware Corporation, an indirect wholly-owned subsidiary of the Parent (the “Merger Sub”). Once the merger agreement has been adopted by Talk America’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the Merger Sub will merge with and into Talk America (the “merger”). Talk America will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly owned subsidiary of the Parent.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $8.10 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $810 in cash in exchange for your Talk America shares.

Q:	Where and when is the Special Meeting?

A:	The Special Meeting will take place at The Lambertville House, 32 Bridge Street, Lambertville, NJ 08530, on December 15, 2006, at 10:00 a.m. Eastern Time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you should, as soon as possible, vote your proxy:

•	by mail by completing, dating and signing your proxy card and returning it in the enclosed return envelope; or

•	by telephone or electronically by the Internet by following the instructions on your proxy card;

so that your shares can be voted at the Special Meeting of our stockholders. If you fail to submit your proxy and you do not vote in person at the Special Meeting, it will have the same effect as voting against the merger. You are urged to act promptly in submitting your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by notifying the Secretary of Talk America in writing or by submitting a new proxy card, by mail, telephone or the Internet, in each case dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the Special Meeting and voting in person. However, simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Are appraisal rights available?

A:	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of $8.10 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize a gain or loss as a result of the merger measured by the difference, if any, between $8.10 per share and your adjusted tax basis in that share. You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	What will the holders of the Company’s stock options and warrants receive in the merger?

A:	As of the effective time of the merger, all stock options and warrants to purchase shares of Company common stock will be canceled and the holder of each stock option or warrant, as the case may be, with a per share exercise price lower than the $8.10 per share merger consideration will be entitled to receive a cash payment in an amount equal to the excess, if any, of the $8.10 per share merger consideration over the exercise price of such option or warrant, less any applicable withholding taxes. However, none of the warrants outstanding has a per share exercise price lower than the merger consideration, so no payments will be made in respect of any warrants.

Q:	When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed by December 31, 2006. In order to complete the merger, we must obtain stockholder approval, and the other closing conditions under the merger agreement must be satisfied, including the expiration or termination of the waiting period under federal antitrust laws and the receipt of applicable approvals from the FCC and the State PUCs that regulate the Company’s business or the business of any of its subsidiaries. See “The Merger Agreement—Conditions to the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Talk America stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact Aloysius T. Lawn, IV, Executive Vice President—General Counsel and Secretary, at (215) 862-1500. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger” and “The Merger—Opinion of The Blackstone Group L.P.,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding against us and others that may be instituted following announcement of the merger agreement;

•	risks related to diverting management’s attention from ongoing business operations;

•	our dependence on key personnel;

•	risks regarding employee retention;

•	changes in regulatory requirements;

•	the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such regulatory approvals; and

•	other risks detailed in our current filings with the Securities and Exchange Commission (the “SEC”), including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

THE PARTIES TO THE MERGER

Talk America Holdings, Inc.

Talk America Holdings, Inc., which we refer to as the Company and Talk America, through its subsidiaries, is a leading competitive communications services provider offering integrated voice and data services, including local, long distance, enhanced voice features and dedicated Internet access services, to commercial (primarily small and medium-sized business) and residential customers. We are focused on markets where we have our own networking assets. Today, we are collocated in 316 end offices in Michigan, Ohio, Kentucky, Tennessee, North Carolina, Louisiana, Mississippi, Alabama, Florida and Georgia.

The address of our executive offices is 6805 Route 202, New Hope, Pennsylvania 18938 and our telephone number is 215.862.1500.

Our business strategy is to continue to expand our network and grow our “on-net” (that is, our services over our own networking facilities) customer and revenue base through (i) organic growth in our core markets, serving both commercial and residential customers; (ii) additional acquisitions that either supplement our existing markets or offer expansion into new markets; and (iii) enhancement of our product portfolio. Growth in our business, both commercial and residential, on our network will permit us to leverage our investment in our network facilities due to the complementary telecommunication traffic or usage patterns of these customer bases.

Cavalier Telephone Corporation

Cavalier Telephone Corporation, which we refer to as the Parent and Cavalier, is a privately held Delaware corporation with its principal executive offices at 2134 West Laburnum Avenue, Richmond, Virginia 23227. Its telephone number is 804.422.4100. Parent, through its subsidiaries, is a facilities-based competitive local exchange carrier and provider of access and of integrated communications services in an area focused on the Virginia, Pennsylvania, Delaware, Maryland, New Jersey, New York and District of Columbia markets, and extending to other eastern and midwestern states. Through its subsidiaries and over their own network facilities, Cavalier Telephone Corporation provides business and residential customers a range of services, including local and long distance voice, dedicated data, Internet, access, and internet protocol services.

Cavalier Acquisition Corp.

Cavalier Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and an indirect wholly owned subsidiary of the Parent that was formed in connection with the merger by the Parent. Merger Sub’s address is c/o Cavalier Telephone Corporation, 2134 West Laburnum Avenue, Richmond, Virginia 23227. Its telephone number is 804.422.4100.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting to be held on December 15, 2006, starting at 10:00 a.m. Eastern Time, at The Lambertville House, 32 Bridge Street, Lambertville, NJ 08530. The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the Special Meeting and the enclosed form of proxy are first being mailed to our stockholders on November 16, 2006.

Record Date, Quorum and Voting Power

The holders of record of Talk America common stock at the close of business on November 3, 2006, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting. As of the record date, there were 30,771,852 shares of our common stock issued and outstanding, all of which are entitled to be voted at the Special Meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the Special Meeting.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, by submitting a proxy by telephone or the Internet or by voting in person at the Special Meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of NASDAQ, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of matters such as the merger proposal, and, therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., “broker non-votes”). Shares of Company common stock held by persons attending the Special Meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists but will have the same effect as votes “AGAINST” the adoption of the merger agreement.

As of November 3, 2006, the record date, our directors and executive officers beneficially owned (excluding stock options), in the aggregate, 166,953 shares of our common stock, representing approximately 0.5% of the combined voting power of the outstanding shares of our common stock. The directors and executive officers have informed Talk America that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement.

Proxies; Revocation

If you vote your shares of our common stock by returning a signed proxy card by mail or submitting a proxy by telephone or the Internet, your shares will be voted at the Special Meeting in accordance with the instructions indicated. If no instructions are indicated on your proxy, your shares of our common stock will be voted “FOR” the adoption of the merger agreement and any adjournment or postponement of the Special Meeting.

You have the right to change or revoke your proxy at any time before the vote taken at the Special Meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying in writing our Secretary, Aloysius T. Lawn, IV, at 6805 Route 202, New Hope, Pennsylvania 18938;

•	by attending the Special Meeting and voting in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote in person at the Special Meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Talk America does not expect that any matter, other than the proposals to adopt the merger agreement and to adjourn or postpone the Special Meeting, will be brought before the Special Meeting. If, however, such a matter is properly presented at the Special Meeting or any adjournment or postponement of the Special Meeting, the persons appointed as proxies will have authority to vote the shares represented by duly submitted proxies in accordance with their discretion and judgment.

Talk America will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Talk America may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Talk America will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

Background of the Merger

On several occasions in September 2004, management representatives of the Company met with management representatives of Cavalier to exchange information about their respective companies and to discuss a possible business combination of the companies. These discussions did not lead to any proposal and ended in late 2004, but they were a part of our board’s and management’s efforts, which began in 2004 and continued until the Company entered into the merger agreement with Cavalier, through acquisitions, joint ventures or other business combinations, to expand the Company’s commercial business, increase the Company’s customer base to better absorb the Company’s overhead and network costs and further reduce the Company’s reliance on the increasingly competitive residential customer business. Our acquisitions and integration of LDMI Telecommunications, Inc. and Network Telephone Corporation, which occupied a significant amount of our management’s time in 2005 and the first half of 2006, were a part of this effort.

On April 5, 2006, by e-mail to Gabriel Battista, Chairman of our board of directors, Brad Evans, Chief Executive Officer of Cavalier, indicated an interest in discussing the Company with Mr. Battista. Mr. Battista referred him to Edward Meyercord, Chief Executive Officer of the Company, to explore any potential transactions, and, on April 18, 2006, Messrs. Evans and Meyercord had a general telephone discussion about the current status of their respective companies’ businesses. No potential transactions were discussed, nor was financial information concerning the Company exchanged.

In early May 2006 and in furtherance of our board’s and management’s continuing growth efforts that had begun in late 2004, Mr. Meyercord, at the direction of our board of directors, discussed with representatives of The Blackstone Group, L.P. and other potential financial advisors, their potential engagement to provide financial advisory services to the Company and our board to assist in the pursuit of those efforts. On May 19, 2006, Mr. Evans sent an email to Mr. Meyercord informing him that Cavalier had hired Jefferies & Company to represent them as financial advisor and expressed a desire to discuss potential transaction structures.

Also, beginning in May and through July, 2006, Mr. Meyercord, with various other Company executives, as directed by our board, continued to pursue discussions with other competitive carriers with network assets and customers in the Southeastern United States, none of which overtures resulted in any serious transaction discussions.

On May 31, 2006, Mr. Evans and James F. Wade, a director of Cavalier, had a teleconference with Mr. Meyercord and David Zahka, Chief Financial Officer of the Company, to say that Cavalier would be interested in pursuing further discussions about a possible business combination transaction between the Company and Cavalier.

With the authorization of the Chairman of our board of directors, on June 7, 2006, Mr. Meyercord and Mr. Zahka met with Mr. Evans and David Whitt, Chief Financial Officer of Cavalier, and held general discussions regarding their respective businesses and organizations. No financial information concerning the companies was exchanged at the meeting or immediately thereafter. On June 12, 2006, Mr. Evans contacted Mr. Meyercord to discuss certain follow-up questions with regard to the Company’s business and management team. On June 14, 2006, Mr. Meyercord met with Messrs. Evans and Wade to discuss a potential acquisition of the Company and Mr. Meyercord’s role therein.

On June 19, 2006, Mr. Evans sent an email to Mr. Meyercord indicating that a proposal would be sent to our board of directors offering to purchase the common stock of the Company at $10 per share based on a projected 2006 EBITDA for the Company of $65 million and assuming synergies of $15 million per year.

In the meantime, on June 16, 2006, the Company entered into a letter agreement with Blackstone, engaging them to provide financial advisory services to the Company and our board in connection with the evaluation and implementation of strategic alternatives for the Company, including further acquisitions by the Company, dispositions by the Company and business combinations involving the Company, and providing for the payment to Blackstone of quarterly retention fees, fees should Blackstone deliver, if requested, “fairness” opinions in respect of Company transactions and additional transaction fees upon the consummation of any such transactions, against which such retention and opinion fees will be credited.

From June 21 through June 27, 2006, the Company’s management met to consider the Company’s recent performance and the impact of adverse changes in the competitive environment in the Company’s principal service areas. As a result of these considerations, the Company’s management recommended to our board that the principal focus of the Company’s residential businesses be changed from marketing standalone voice services to the marketing of a bundle of broadband and voice services and that the Company’s existing public financial guidance for 2006 be revised downward, principally to reflect the effects of higher-than-anticipated customer churn and the increasing competition that the Company was encountering in Michigan.

On June 23, 2006, Mr. Battista received a letter from Cavalier stating that it was a “non-binding, preliminary indication of interest in connection with the possible acquisition of” the Company, with “a preliminary, non-binding offer price reflecting an enterprise value in the range of $288.8 to $301.1 million,” stated to equate “to a price per share of $9.50 to $10.20,” which would be payable 100% in cash, and to represent “a premium of 30% to 40% to [the Company’s] current stock price.” The letter stated that Cavalier’s analysis of a possible transaction had relied solely upon publicly available information on the Company and that further discussions and due diligence were required to complete Cavalier’s evaluation of the Company. The closing sale price of the Company’s common stock on NASDAQ on June 23, 2006 was $7.27.

On June 28, 2006, our board of directors met to consider management’s report on the Company’s recent performance, management’s recommendation to change the principal focus of the Company’s residential businesses from marketing standalone voice services to the marketing of a bundle of broadband and voice services, and the reduction of the Company’s financial guidance for 2006. At the meeting, Mr. Battista also reviewed with our board the recent communications that had been had with Cavalier representatives, including the June 23 indication of interest letter received from Cavalier. Our board generally discussed the potential prospects of such a transaction, as well as the prospects of possible acquisitions by the Company in the Southeast, and authorized continued discussions with Cavalier and giving Cavalier the opportunity to conduct limited due diligence to permit them to better assess their valuation of the Company, particularly in light of the revised financial guidance that the Company would announce that day. Our board also directed that, because Mr. Meyercord might be an interested party in any transaction with Cavalier with respect to the terms of any transaction between the Company and Cavalier, Mr. Battista lead any further communications and negotiations with Cavalier with respect to any transaction between the parties, and that Mr. Meyercord henceforth not participate in any transaction discussions or negotiations, beyond his participation in Company due diligence information disclosures. Mr. Battista communicated to Mr. Evans of Cavalier that he, and not Mr. Meyercord, would be supervising any transaction discussions and negotiations with Cavalier and that our board would consider Cavalier’s proposal in due course along with its ongoing consideration of other strategic alternatives.

On June 28, 2006, the Company issued a press release announcing the strategy shift to the marketing of a bundle of broadband and voice services and the downwardly revised financial guidance for the second quarter and full year 2006, reducing the full year revenue and adjusted operating income guidance by about 2.2% and 14.6%, respectively, from the Company’s previously announced financial guidance. The closing sale price of the Company’s common stock on NASDAQ on June 28, 2006 was $6.67.

On July 7 and 12, 2006, our board of directors met with its financial advisor, Blackstone, to review and consider various strategic alternatives for the Company, including continuing as a standalone enterprise, growing through acquisitions or other business combinations, with a review of several potential acquisition candidates, and the sale of the Company, including a sale in the price range indicated in the June 23 Cavalier interest indication. Our board reached no conclusion in the meetings to pursue any one strategy, but did determine that it would be desirable, whichever course it might ultimately determine to pursue, not to discourage a future Cavalier offer and, in that regard, to make limited non-public information available to Cavalier’s representatives if Cavalier executed a confidentiality agreement. After the board meeting on July 12, Mr. Battista, on behalf of our board, advised Cavalier of this determination.

On July 14, 2006, the Company received from Cavalier a preliminary due diligence request list.

Cavalier signed a confidentiality agreement with the Company on July 19, 2006, and, from July 19 to 21, the Company compiled non-public information concerning the Company. On July 21, 2006, senior management of the Company traveled to Cavalier’s offices in Richmond, VA to present due diligence information to the management of Cavalier. During that meeting, Cavalier conducted due diligence discussions with the Company with respect to the non-public information and general matters relating to the Company’s business. On July 27, 2006, Cavalier delivered to Mr. Battista a letter stating that it was a “revised non-binding, preliminary indication of interest in connection with the possible acquisition of” the Company, with “a preliminary, non-binding offer price reflecting an enterprise value of $243 million or $8 per share,” which would be payable 100% in cash, and was stated to represent “a 34% premium to current share price.” The letter stated that Cavalier’s final proposal would “not be subject to any financing contingency,” that the indication of interest was “based on Cavalier’s initial discussions with members of the Company’s management and Board of Directors and the review of non-public information as well as available public information of the Company” and was subject, among other things, to Cavalier’s satisfactory completion of its due diligence, and that Cavalier proposed to negotiate necessary documentation in parallel with the completion of its due diligence, which it anticipated would be within 30 days after the letter.

On July 27, 2006, Time Warner Telecom Inc. announced that it had signed a definitive agreement to acquire Xspedius Communications, LLC., a privately held provider of telecommunications services to businesses. Xspedius had been viewed by our board and management as one of our more significant potential acquisition candidates; our management, in the course of its earlier search efforts, had made some preliminary overtures to representatives of Xpedius and had, before the transaction announcement, been directed by our board to pursue the prospect further.

At meetings on August 1 and 8, 2006, our board met with Blackstone to consider Blackstone’s review and analysis of strategic alternatives for the Company, including the latest Cavalier indication of interest at $8 per share and the potential ramifications of the Time Warner Telecom – Xspedius transaction. On August 8, 2006, our board authorized Mr. Battista to advise Cavalier that it would give Cavalier access to more detailed due diligence information and would consider proceeding further with Cavalier to determine whether there could be an acceptable definitive proposal only if Cavalier would increase the level of its per share offer price above $8.00. Our board, after considering management’s discussions and experience in its acquisition efforts, concerns regarding the maintenance of confidentiality in light of the fact that the board had not decided that the Company was for sale and the potential disruption of the Company’s business and discussions with Cavalier, and considering Blackstone’s suggestions, authorized Blackstone to conduct discussions with representatives of two privately held entities and one publicly traded entity who were believed to be good measures of the Company’s sale prospects and value and who could be approached confidentially. The Board also authorized Company counsel to review any drafts of transaction documents that Cavalier might propose.

Mr. Battista and Mr. Evans spoke several times between August 8 and 11 to discuss our board’s position that further discussions and due diligence could only proceed if Cavalier would increase the share offer price above $8.00. Mr. Evans advised that Cavalier was prepared to increase their interest level to $8.50 per share. Mr. Battista consulted with each member of our board (except Mr. Meyercord) about his discussions with Mr. Evans and whether an increase of the per share offer price to $8.50 would be acceptable to such member as a condition to agreeing to provide Cavalier more detailed due diligence information and proceeding further with Cavalier to determine whether an acceptable definitive proposal could be reached. Each director consulted agreed that the $8.50 proposal would be acceptable and Mr. Battista so advised Cavalier. On August 11, 2006, Cavalier delivered to the Company a revised letter, dated August 12, 2006, in the same form as its July 27 letter, except that it included an $8.50 per share price.

On August 15, 2006, the Company received an extensive business and legal due diligence request list from Cavalier. On August 17, 2006, representatives from Cavalier traveled to the Company’s headquarters in New Hope, PA to meet with members of the Company’s management and to review due diligence items. From August 17 through September 10, 2006, Cavalier conducted its legal and business due diligence, including meetings with management representatives of the Company, and the parties and their counsel began negotiation of the terms of a proposed definitive merger agreement and related documentation, including the representations and warranties to be made by the Company, the covenants regarding the operations of the Company between the execution of the merger agreement and the closing of the merger and the conditions to the closing of the merger.

On September 5, 2006, Mr. Meyercord met with members of Cavalier’s board of directors and management in Richmond, VA at their request and with the knowledge and consent of Mr. Battista, because, as part of their consideration of an offer to acquire the Company, they were considering a senior executive role for Mr. Meyercord in the combined enterprise and wished to meet and evaluate him. Mr. Meyercord met with the Cavalier board members and management for about two hours, during which time he responded to questions as to his views of the Company’s business and of overall industry dynamics; there was no discussion or negotiation of any terms of an acquisition transaction.

During the morning and early afternoon of September 11, 2006, Messrs. Battista and Evans had several meetings and communications regarding the proposed Cavalier transaction. Mr. Evans reviewed a number of issues that had been noted in the course of Cavalier’s due diligence that he stated had adversely affected their previous valuation of the Company, including Cavalier’s concerns: that the level of churn, or turnover, of the Company’s customers had proven to be higher than the Company’s periodic projections thereof; about the Company’s potentially falling short of meeting its minimum usage commitments for 2006 under its contract with AT&T; about the potential ramifications to competitive local exchange carriers, such as Cavalier and Talk America, of the petitions filed by Verizon on September 6, 2006 with the FCC (the “Verizon forbearance petition”), requesting, among other things, that the FCC, in effect, relieve Verizon from its obligations, in certain jurisdictions, to share its DS1 and DS3 loop and transport facilities (which are essential elements of the provision of local telephone services) with competing voice providers at existing capped wholesale rates priced using the total element long-run incremental cost, and thereby permit Verizon to charge competitors more for this essential access; and the amount of the Company’s potential severance liabilities. After discussion, Mr. Evans advised Mr. Battista that Cavalier’s “best and final offer” was $8.10 per share and that time was of the essence in getting to a definitive merger agreement if the Company was interested in pursuing the Cavalier proposal further, setting a September 20 deadline.

Our board of directors met later in the afternoon of September 11, 2006 to discuss the latest proposal and its implications, as well as to review with Blackstone the status of Blackstone’s inquiries of other potential acquirers and other individuals that Blackstone considered knowledgeable about the industry and the potential market for companies such as the Company. Blackstone reported to the board that its limited inquiries and discussions to date with other parties indicated a lack of interest in the acquisition of the Company generally and specifically at any value level comparable to the values being discussed with Cavalier, which report was consistent with the results of management’s search efforts earlier in the year. The board also discussed recent regulatory developments, including the recently filed Verizon forbearance petition, and authorized Blackstone to widen the scope of their inquiries of other potential acquirers as they deemed appropriate and authorized Company counsel to finalize the form of the proposed definitive merger agreement.

Our board met on September 19, 2006 to discuss the status of the negotiations and the results of Blackstone’s further survey of potential interest in a transaction with the Company, to consider Blackstone’s advice as to the fairness of the proposed transaction from a financial point of view and to review the terms of the proposed merger agreement and other matters. Blackstone reported that its further survey entailed confidential discussions with representatives of six privately held entities and one public entity and that these further inquiries had indicated no more interest than had been indicated at the last meeting, notwithstanding the broadening of the survey Following the board meeting, Mr. Battista and representatives of Blackstone had several discussions with

Cavalier representatives to negotiate some of the terms of the proposed merger agreement. The board met again on the morning of September 22, 2006 to review the final terms of the proposed transaction and the final form of the merger agreement. At that meeting, Blackstone delivered its opinion to our board that, as of the date of such meeting and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be paid to the holders of common stock in the merger agreement was fair from a financial point of view to such holders of common stock, and the board, with Mr. Meyercord recusing himself from the deliberations and the vote, approved the merger agreement and the transactions contemplated thereby, including the merger of the Merger Sub into the Company.

In the early afternoon of September 22, 2006, the Company, Merger Sub and Parent executed the merger agreement. The parties then issued press releases announcing the execution of the definitive agreement.

On September 28, 2006, the Company received an unsolicited letter from Sun Capital Securities Group, LLC (“Sun Capital”) proposing “to purchase for cash all of the outstanding shares of Company Common Stock for $9.00 per share,” subject to the terms and conditions set forth therein, including Sun Capital’s satisfactory completion of a due diligence review of the Company and its business.

Also on September 28, 2006 and in response to the receipt of the Sun Capital letter, our board of directors, as permitted by an exception to the general “non-solicitation” terms of the merger agreement, made the necessary determinations in respect of the Sun Capital letter and the proposal contained therein so as to permit the Company to furnish information about the Company to Sun Capital and its representatives pursuant to a confidentiality agreement with Sun Capital and to participate in discussions and negotiations with Sun Capital in respect of its proposal. Following this action, the Company entered into a confidentiality agreement with Sun Capital and began to make available to Sun Capital information regarding the Company. Sun Capital’s review and consideration commenced promptly after our Board’s determination and continued through Friday, October 20, 2006, during which time the Company made extensive information and its management available to Sun Capital’s representatives.

Late on October 20, 2006, Sun Capital advised representatives of the Company that it had determined, after extensive due diligence investigation and consideration, that Sun Capital would not proceed with a definitive offer to acquire the Company at a price greater than the $8.10 price per share and, accordingly, that Sun Capital was withdrawing its earlier conditional proposal to acquire the Company. While Sun Capital did not provide the Company with a formal explanation for its decision not to proceed with a definitive acquisition proposal, Sun Capital’s representatives did note that Sun Capital had only limited prior experience with investments in the telecommunications industry, that its review of the Company and its business had suggested industry and Company risks and uncertainties, which were not specified, of which it had previously been unaware or had not fully evaluated and that, in light of these risks and uncertainties, it was not prepared to make an offer to acquire the Company at a price level equal to or greater than the $8.10 per share provided in the merger agreement.

Reasons for the Merger

After careful consideration, the Company’s board of directors, with Mr. Meyercord abstaining due to his potential continuing interest in the surviving corporation (since Cavalier has indicated that it anticipates that Mr. Meyercord will continue as the surviving corporation’s chief executive officer (see “THE MERGER—Interests of the Company’s Directors and Executive Officers in the Merger”)), has approved and determined the merger agreement advisable and has declared that the merger and the merger agreement are fair to and in the best interests of the Company’s stockholders.

In the course of reaching its decision to approve the merger agreement, the Company’s board of directors consulted with senior management and the Company’s financial and legal advisors. The board considered the following factors and potential benefits, each of which it believed supported its decision:

•

The current and historical market prices of the Company’s common stock, including the market price of the Company’s common stock relative to those of other industry participants and general market indices, and the fact that cash merger price of $8.10 per share represents a substantial premium to the average closing share prices of the Company’s common stock over the 30-day (approximately 37.0% premium), 60-day (approximately 37.7%) and 90-day (approximately 34.1%) periods preceding September 21, 2006, the last trading day prior to the execution of the merger agreement.

•	The merger consideration is all cash.

•	The advantages and disadvantages of alternatives to the merger, including the Company remaining as an independent, publicly traded company and of growing through acquisitions or other business combinations, the potential for creation of stockholder value, the prospects of an alternative transaction with a third party (based in part on the Company’s and Blackstone’s discussions with other potential buyers besides Cavalier, and that none of these parties was likely to offer a purchase price greater than the purchase price offered by Cavalier, and also on the Company’s discussions with other acquisition and business combination candidates, and that there were unlikely to be any significant acquisition or business combination opportunities available to the Company that it could afford), and that the merger was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders. See “—Background of the Merger”.

•	The timing of the merger and the risk that if we do not accept Cavalier’s offer now, we may not have another opportunity to do so.

•	The prospects of successful implementation of the Company’s recently revised marketing strategy and the ability of management to achieve their forecasted results, particularly in light of recent adverse developments and anticipated adverse developments in the Company’s business and competitive position and in the competitive local exchange industry generally.

•	The financial presentation of Blackstone, including its opinion to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in that opinion, the merger consideration of $8.10 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to the Company’s stockholders (see “—Opinion of The Blackstone Group L.P.”); in considering the advice of Blackstone, including its opinion, the board of directors considered the fact that Blackstone would be entitled to be paid a substantial fee contingent on the consummation of the merger and that Blackstone’s opinion was subject to a number of significant assumptions, qualifications and limitations, in each case as described in greater detail below under “ —Opinion of The Blackstone Group L.P.”

•	The merger is subject to the approval and adoption of the merger agreement by holders of a majority of the outstanding shares of the Company’s common stock, and the availability of appraisal rights to holders of the Company’s common stock who comply with all of the required procedures under Delaware law, which allows stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. See “DISSENTERS’ RIGHTS OF APPRAISAL.”

•	The general terms and conditions of the merger agreement, which were favorable to the Company and were the product of arms’-length negotiations between the parties, including the parties’ representations, warranties and covenants, the conditions to the parties’ obligations, the likelihood of consummation of the merger, the termination provisions of the merger agreement and the time necessary to close the transaction.

•	The Company’s board of directors also considered, among others, the following favorable terms of the merger agreement:

•	The merger agreement permits the Company, under certain circumstances, to provide non-public information to, and engage in discussions with, any third-party that proposes an alternative transaction involving the Company, and to terminate the merger agreement to accept a superior proposal upon payment to the Parent of a $6.25 million termination fee and up to an additional $1.25 million for reimbursement of expenses.

•	The limited nature of the closing conditions included in the merger agreement and the likelihood of satisfaction of all conditions to consummation of the merger, including the absence of any financing condition. The Parent is generally obligated to close the merger notwithstanding any breaches of the Company’s representations and warranties, unless those breaches would have a material adverse effect on the Company.

•	The Parent and the surviving corporation in the merger will indemnify the Company’s directors and officers for all prior acts and maintain the existing charter and bylaw indemnification provisions for at least six years. The Company will purchase a fully prepaid tail insurance policy with respect to directors’ and officers’ insurance covering a period of six years following the merger.

•	The Parent or the surviving corporation in the merger will provide certain continuing employee benefits to our employees for a period of time following the merger.

The Company’s board of directors also considered and balanced against the potential benefits of the merger, the following potentially adverse factors:

•	The risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

•	Our stockholders will lose the opportunity to participate in any future earnings growth of the Company and will not benefit from any future appreciation in the value of the Company.

•	The all-cash transaction is taxable to the Company’s stockholders for U.S. federal income tax purposes.

•	The interests of the Company’s officers and directors in the merger that are in addition to, or different from, those of our stockholders generally.

•	The Company’s board of directors also considered, among others, the following negative terms of the merger agreement:

•	The restrictions on solicitation of alternative proposals.

•	The right of Parent to obtain information with respect to any alternative proposals and to a three-business-day period to make adjustments to its proposal before the Company’s board of directors can change its recommendation or the Company can terminate the merger agreement to enter into a superior proposal.

•	If the merger agreement is terminated under certain circumstances, the Company is obligated to pay the Parent a $6.25 million termination fee and up to an additional $1.25 million for expenses reimbursement. This provision will make it more costly for a third party to effect an alternative transaction.

•	The possibility that certain provisions in the merger agreement could discourage a competing proposal to acquire the Company or lower the price per share a competing bidder may be willing to pay in an alternative transaction. However, after considering certain factors and after discussions with the Company’s legal and financial advisors, the Company’s board of directors concluded that these provisions should not preclude other parties from making a competing proposal.

•	The restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which may, among other things, delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the information and factors considered by our board of directors is not exhaustive. Our board of directors approved and recommends the merger based upon the totality of the information presented to and considered by it. Individual members of our board of directors may have considered different factors and given different weight to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors, with Mr. Meyercord abstaining:

•	has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company’s stockholders;

•	has approved the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of The Blackstone Group L.P.

As discussed above under “THE MERGER—Background of the Merger,” on June 16, 2006, we engaged Blackstone to provide financial advisory services in connection with our general evaluation and implementation of strategic alternatives, and Blackstone has acted as our financial advisor in connection with the proposed merger. We selected Blackstone based on Blackstone’s experience, reputation and familiarity with the Company’s business. Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes. Our board of directors requested Blackstone to render an opinion as to the fairness, from a financial point of view as of September 22, 2006, of the merger consideration to be received by the holders of shares of Talk America common stock. Except as described below, no limitations were imposed by our board of directors upon Blackstone with respect to the investigations made or procedures followed by it in rendering its opinion.

At the September 22, 2006 meeting at which our board of directors considered the proposed merger, Blackstone delivered an oral opinion to our board of directors, which was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the $8.10 in cash per share of common stock to be received by the holders of our common stock in the proposed merger was fair to such holders from a financial point of view.

The full text of Blackstone’s opinion, dated September 22, 2006, to our board of directors, is attached as Annex B to this proxy statement and is incorporated herein by reference. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Blackstone in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the opinion carefully and in its entirety in connection with your consideration of the proposed merger.

Blackstone’s opinion speaks only as of the date of the opinion. The opinion is directed to our board of directors and addresses only the fairness, from a financial point of view, to our stockholders of the $8.10 in cash per share of common stock to be paid to the holders of our common stock by Cavalier Telephone Corporation in the proposed merger. It does not address any other aspect of the proposed merger or the underlying business decision of the Company to proceed with the proposed merger and is not a recommendation to any of our stockholders as to how a stockholder should vote in connection with the proposed merger or any other matter.

In arriving at its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning our business and financial condition that it believed to be relevant to its inquiry;

•	reviewed certain internal information concerning our business, financial condition, and operations that it believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, estimates and forecasts relating to the Company prepared and furnished to Blackstone by our management, including our 2006 budget and long-term business plan;

•	reviewed the reported prices and trading activity for our common stock;

•	reviewed an unexecuted draft of the merger agreement dated September 21, 2006;

•	held discussions with members of our senior management concerning our business, operating environment, financial condition, prospects and strategic objectives;

•	reviewed publicly available financial and stock market data with respect to certain other competitive local exchange carriers (“CLECs”) that are in businesses that Blackstone believed to be generally comparable to those of the Company;

•	reviewed the financial terms of certain recent CLEC business combinations that Blackstone believed to be comparable;

•	reviewed the premiums over trading prices paid in recent acquisitions of publicly-traded companies that Blackstone believed to be comparable;

•	performed a discounted cash flow analysis of the Company based on our business plan referred to above;

•	performed a leveraged buyout analysis of the Company based on our business plan referred to above; and

•	conducted such other financial studies, analyses, and investigations, and considered such other information as Blackstone deemed necessary or appropriate.

In preparing its opinion, with the consent of our board of directors, Blackstone relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to it by the Company or otherwise reviewed by Blackstone. Blackstone assumed that the financial projections prepared by the Company and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represented our management’s best estimates as of the date of their preparation. Blackstone expressed no view as to such analyses or forecasts or the assumptions on which they were based. Blackstone further relied upon the assurances of our management that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

Blackstone did not conduct a physical inspection of any of our properties or assets. Blackstone also did not make an independent evaluation or appraisal of our specific assets or liabilities, nor was it furnished with any such evaluations or appraisals.

Blackstone assumed that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. Blackstone also assumed that the proposed merger would be consummated in accordance with the merger agreement, without waiver, amendment or modification of any material terms, conditions, or agreements therein and that at least 30,508,638 shares of our common stock would be outstanding at the effective time of the merger.

Blackstone’s opinion did not address the relative merits of the proposed merger as compared to other business strategies or opportunities that might be available to the Company, the effect of any other arrangement in which we might engage or our underlying business decision to effect the proposed merger, nor does Blackstone’s opinion constitute a recommendation to any of our stockholders as to how such stockholder should vote or act with respect to the proposed merger or any other matter.

The Blackstone opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion only. Blackstone assumed no responsibility to update or revise its opinion based on circumstances or events occurring after the date of the opinion.

In preparing its opinion to our board of directors, Blackstone performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is complex and is not readily susceptible to partial analysis or summary description. Accordingly, Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

No company, transaction or business used in Blackstone’s analyses as a comparison is directly comparable to the Company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, business segments or transactions and other factors that could affect the proposed merger or the other values of the companies, business segments or transactions being analyzed.

The estimates contained in Blackstone’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals and do not necessarily reflect the prices at which businesses actually may be sold, and such estimates are inherently subject to uncertainty.

Blackstone’s opinion and financial analyses were among many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the proposed merger or the $8.10 in cash per share of common stock to be paid to the holders of our common stock. The merger consideration was determined through arms’-length negotiations between the Company and Cavalier and was approved by our board of directors. Although Blackstone evaluated the fairness, from a financial point of view, of the consideration to be paid to our stockholders in the proposed merger, Blackstone was not requested to recommend, and did not recommend, the specific consideration to our board of directors or that any specific form or amount of consideration constituted the only appropriate consideration for the transaction.

Summary of Financial Analyses

The following is a summary of the material financial analyses underlying Blackstone’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Blackstone’s financial analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Blackstone’s financial analyses. Predictions of results of operations, cash flows and EBITDA for 2006 and subsequent years set forth in the following analyses are not guaranteed, involve risks and uncertainties and may not accurately predict future results of the Company. These predictions may be affected by the various factors described above in the section called “Cautionary Statement Concerning Forward-Looking Information.”

Comparable Trading Multiples

Blackstone performed a comparable trading multiples valuation to estimate how the public equity markets might value companies similar to the Company. This valuation involved identifying a group of public companies which have similar businesses and operating characteristics to the Company, analyzing certain key ratios and operating data for those companies and applying those ratios to the Company’s financial results to determine a range of implied values for the Company.

Publicly traded CLECs, which each primarily provide on-net services (i.e., served by their own networking facilities) to commercial customers, while comparable to the Company’s on-net business, do not have any significant residential businesses nor do they have operations or financial characteristics comparable to the Company’s off-net business, which is served by networking facilities owned by third parties and has high revenue churn and limited capital requirements. As a result, Blackstone’s comparable trading multiples valuation combined a discounted cash flow valuation of the Company’s off-net business with a multiples-based analysis of the Company’s on-net business to determine an indicative valuation range for the Company’s common stock.

To facilitate this analysis, Blackstone was provided with a 2006 budget and long-term business plan segmented between the Company’s on-net and off-net business with projections as follows:

	2006E	2007E	2008E	2009E	2010E
	($ in millions)
Revenues
On-Net	$249.9	$264.9	$302.8	$340.1	$372.1
Off-Net	187.6	105.7	70.3	51.0	40.5

Total	$437.6	$370.6	$373.1	$391.1	$412.6

EBITDA
On-Net	$1.5	$11.6	$30.5	$45.4	$60.6
Off-Net	53.7	30.9	21.7	16.6	13.7

Total	$55.2	$42.5	$52.1	$62.0	$74.3

Capital Expenditures / Capitalized Software Costs
On-Net	$29.9	$21.9	$22.1	$22.1	$22.1
Off-Net	0.0	0.0	0.0	0.0	0.0

Total	$29.9	$21.9	$22.1	$22.1	$22.1

A discounted cash flow analysis seeks to determine a range of implied values for the Company by determining the present value of the cash flows generated by the Company’s operations net of the cash needed to invest in the Company’s business. These cash flows, which are also referred to as “free” or “unlevered” cash flows, are discounted based on the Company’s weighted average cost of capital, or WACC (see “Discounted Cash Flow” for more detail). In performing a discounted cash flow analysis of the Company’s off-net business, Blackstone calculated the present value of the unlevered cash flows that the Company’s off-net business is estimated to generate between July 1, 2006 and December 31, 2010 as per our management projections. To approximate the Company’s off-net unlevered cash flows occurring after 2010, Blackstone calculated a range of “terminal values” for the Company’s off-net unlevered cash flows by applying perpetual growth rates ranging from negative 15% to negative 25% and a WACC of 14.0% to 15.0% to the Company’s 2010 projected off-net unlevered cash flows. The projected off-net unlevered cash flows from July 1, 2006 to December 31, 2010 and the terminal values were then discounted to present value using a WACC of 14.0% to 15.0%. Blackstone also calculated cash taxes at 40% on an unlevered normalized basis and utilized a $26 million initial net operating loss carryforward through 2010, with additional net operating losses created over the projection period, in its computation of cash taxes. The sum of (i) the net present value of the Company’s off-net unlevered cash flows from July 1, 2006 to December 31, 2010 and (ii) the net present value of the Company’s off-net terminal values was used by Blackstone to derive an implied total enterprise value of the Company’s off-net business of $72.0 million to $77.6 million.

To determine an implied valuation range for the Company’s on-net business, Blackstone reviewed and analyzed certain public market trading data for publicly traded CLECs that it deemed comparable to the on-net business of the Company, using publicly available information including company filings, Wall Street equity research and the Institutional Brokerage Estimate System (a data service that compiles estimates issued by securities analysts). The peer group consisted of the following publicly traded CLECs with total enterprise values

(equity market capitalization plus total debt, preferred stock and minority interests less cash and unconsolidated equity investments) ranging from approximately $352 million to $3,760 million based on the closing stock prices as of September 20, 2006:

CLECs:

•	Broadwing Corporation

•	Cbeyond Communications, Inc.

•	Covad Communications Group, Inc.

•	Eschelon Telecom, Inc.

•	ITC^DeltaCom, Inc.

•	Time Warner Telecom Inc.

•	US LEC Corp.

•	XO Holdings, Inc.

The table below sets forth the implied range of trading multiples and mean trading multiples for the peer group and the mean trading multiples for a subset of the peer group (consisting of US LEC, Eschelon Telecom and ITC^Deltacom, which it deemed most comparable to the Company’s on-net business model) as of September 20, 2006. With respect to the peer group, Blackstone calculated the implied multiples of the enterprise value to the estimated 2006 and 2007 revenue, EBITDA and EBITDA less capital expenditures.

Total Enterprise Value as a Multiple of
	Low	High	Mean	Mean CLEC, ESCH, ITCD
2006E Revenues	0.8x	3.7x	1.7x	1.1x
2007E Revenues	0.8x	3.5x	1.5x	1.0x
2006E EBITDA	6.2x	23.2x	12.5x	6.7x
2007E EBITDA	4.8x	17.5x	9.9x	5.8x
2006E EBITDA—Capital Expenditures	13.4x	18.8x	16.0x	14.6x
2007E EBITDA—Capital Expenditures	11.4x	23.0x	15.1x	12.8x

In determining the reference range, Blackstone noted our high level of residential revenues (62% of second quarter 2006 revenues) relative to trading comparables, the competitive challenges in the residential segment and our management’s projection of negative free cash flow in our on-net business until 2008. Based on the foregoing, Blackstone determined an enterprise value-to-estimated 2007 EBITDA multiple reference range of 5.0x to 5.8x and applied such range to our projected 2007 on-net EBITDA (based on our management projections) to calculate an enterprise value range for the Company’s on-net business of $58.0 million to $66.9 million. Blackstone then added this implied on-net valuation to the off-net discounted cash flow valuation to derive an implied total enterprise valuation range of $130.0 million to $144.4 million. Blackstone then subtracted our net cash (cash and cash equivalents less outstanding debt) outstanding as of June 30, 2006, as publicly disclosed by us, from these enterprise value ranges and divided those amounts by the number of fully diluted shares of our common stock outstanding, based on information received by Blackstone from our management team, to derive an implied per share valuation range for our common stock of $5.16 to $5.64, as compared to the consideration per common share of $8.10 to be paid in the proposed merger.

Precedent Transaction

A precedent transaction valuation seeks to determine a range of implied values for the Company by analyzing the transaction multiples paid by purchasers of recently acquired companies with similar businesses and operating characteristics and applying those multiples to the financial results of the Company. Recent CLEC merger transactions have involved target companies with predominantly on-net businesses with commercial customer bases that are not comparable to the Company’s off-net business. As a result, Blackstone’s precedent transactions valuation combined (i) a discounted cash flow valuation of the Company’s off-net business (discussed above under “Comparable Trading Multiples”) and (ii) a multiples-based analysis of the Company’s on-net business to determine an indicative valuation range for the Company’s common stock.

Blackstone reviewed and analyzed the following twelve merger transactions announced from March 8, 2004 through August 14, 2006 involving target CLECs, using publicly available information from company news releases and filings, Wall Street equity research and the Institutional Brokerage Estimate System:

Target	Acquiror
US LEC Corp.	PAETEC Communications, Inc.
Xspedius Communications	Time Warner Telecom Inc.
Mpower Communications Corp.	U.S. TelePacific Corp.
TelCove, Inc.	Level 3 Communications, Inc.
ICG Communications, Inc.	Level 3 Communications, Inc.
Conversent Communications, LLC	Choice One Communications Inc. / CTC Communications Corp.
Electric Lightwave, Inc.	Integra Telecom, Inc.
Oregon Telecom, Inc.	Eschelon Telecom, Inc.
LDMI Telecommunications, Inc.	Talk America Holdings, Inc.
Lightship Telecom LLC	CTC Communications Corp.
Advanced TelCom, Inc.	Eschelon Telecom, Inc.
Focal Communications Corporation	Corvis Corporation

Blackstone calculated the implied multiples of transaction total enterprise value of each comparable target company in the selected transactions described above at announcement to the revenues and EBITDA estimated in the year following announcement. The table below sets forth the implied multiples and implied mean multiples for the target companies in the selected transactions described above.

Transaction Total Enterprise Value as a Multiple of
	Low	High	Mean	Median
Revenues	0.4x	3.2x	1.4x	1.2x
EBITDA	5.2x	11.8x	7.8x	7.6x

In determining the reference range, Blackstone noted our high level of residential revenues relative to targets in precedent transactions, the competitive challenges in our residential segment and our management’s projection of negative free cash flow in our on-net business until 2008 relative to the free cash flow generated by targets in precedent transactions. Based on the foregoing, Blackstone determined an enterprise value-to-estimated 2007 EBITDA multiple reference range of 6.5x to 7.6x and applied such range to the projected 2007 EBITDA for the Company’s on-net business (based on our management projections) to calculate an enterprise value range for the Company’s on-net business of $75.4 million to $88.2 million. Blackstone then added this implied on-net valuation to the off-net discounted cash flow valuation to derive an implied total enterprise valuation range of $147.4 million to $165.7 million. Blackstone then subtracted our net cash outstanding as of June 30, 2006, as publicly disclosed by us, from these enterprise value ranges and divided those amounts by the number of fully diluted shares of our common stock outstanding, based on information received by Blackstone from our management team, to derive an implied per share valuation range for our common stock of $5.73 to $6.34, as compared to the consideration per common share of $8.10 to be paid in the proposed merger.

Premiums Paid Analysis

A premiums paid analysis seeks to determine a range of implied values for the Company by analyzing the premiums over the then current trading prices paid by purchasers of recently acquired companies in transactions similar to the proposed merger and applying those premiums to current trading prices of the Company.

Blackstone reviewed and analyzed the premiums paid relative to public market pre-announcement trading prices for all completed cash transactions involving a change in control between $100 million and $300 million in size completed since January 1, 2004. Blackstone examined a group of 82 transactions. Blackstone calculated and compared the premiums paid in these transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of each target company one day, one week and one month prior to the announcement of each respective transaction.

Blackstone compared the implied average premiums for the selected transactions to the premium to closing prices of our common stock for the corresponding dates implied by the consideration per common share of $8.10 to be paid in the merger. The following table summarizes the results of this analysis:

	Premium to Market Per Share Price
	Mean	Median	Talk America /Cavalier
1 day prior to announcement	22.4%	20.6%	22.4%
1 week prior to announcement	23.4%	23.1%	25.7%
1 month prior to announcement	25.7%	23.9%	37.0%

Based on the foregoing, Blackstone derived an implied per share valuation range based on a 20% to 30% premium over the Company’s 30-day trading average, of $7.09 to $7.68 per share, as compared to the consideration per common share of $8.10 to be paid in the proposed merger.

Discounted Cash Flow

A discounted cash flow analysis seeks to determine a range of implied values for the Company by determining the present value of the Company’s future unlevered cash flows. For the key assumptions and implied valuation range for the discounted cash flow valuation of the Company’s off-net business, please see “Comparable Trading Multiples”. In performing a discounted cash flow analysis of the Company’s on-net business, Blackstone calculated the present value of the unlevered cash flows that the Company’s off-net business is estimated to generate between July 1, 2006 and December 31, 2010, as per our management projections. To approximate the Company’s on-net unlevered cash flows occurring after 2010, Blackstone calculated a range of terminal values for the Company’s on-net unlevered cash flows by applying a terminal multiple of 4.5x—5.5x to our management-projected 2010 on-net EBITDA (implying perpetual unlevered cash flow growth rates ranging from 6.9% to 8.2%). The projected unlevered cash flows from July 1, 2006 to December 31, 2010 and the terminal values were then discounted to present value using a weighted average cost of capital, or WACC, of 14.0% to 15.0% (based on a mean unlevered beta of 1.04 for selected CLEC comparables, and a targeted debt-to-total capitalization ratio of 30%). Unlevered beta is a measure of the volatility in a company’s stock market price relative to the broader stock market that is calculated assuming that the company being analyzed has no debt in its capital structure. Blackstone also calculated cash taxes at 40% on an unlevered normalized basis and utilized a $26 million initial net operating loss carryforward through 2010, with additional net operating losses created over the projection period, in its computation of cash taxes. The sum of (i) the net present value of our management-projected on-net unlevered cash flows from July 1, 2006 to December 31, 2010 and (ii) the net present values of the Company’s terminal values was used by Blackstone to derive an implied total enterprise value of the Company’s on-net business of $129.9 million to $169.7 million. Blackstone then added these implied on-net valuations to the implied discounted cash flow valuation of our off-net business (discussed above in “Comparable Trading Multiples”) to derive an implied total enterprise valuation range of $201.9 million to $247.3 million. Blackstone noted that the net present value of the Company’s on-net unlevered cash flows from July 1, 2006 to December 31, 2010 was negative and that over 100% of the implied on-net valuation was attributable to the net present value of our on-net business’ terminal value. Blackstone then subtracted our net cash outstanding as of June 30, 2006, as publicly disclosed by us, from these enterprise value ranges and divided those amounts by the number of fully diluted shares of our common stock outstanding, based on information received by Blackstone from our management team, to derive an implied per share valuation range for our common stock of $7.46 to $8.83, as compared to the consideration per common share of $8.10 to be paid in the proposed merger.

Leveraged Buyout

Blackstone performed a leveraged buyout analysis of the Company to derive an estimated per share equity valuation range. This analysis seeks to determine a range of implied values for the Company by determining the value an acquirer could pay for the Company in a leveraged buyout transaction and generate targeted rates of return. In performing this analysis, Blackstone analyzed the cash flows related to our operations for the period of January 1, 2007 through December 31, 2010 using our management business plan projections. This analysis assumed (i) a 4-year holding period; (ii) a target internal rate of return (“IRR”) of 25%-30%; (iii) leverage capacity of 4.25x our management’s projected 2007 on-net EBITDA plus 70% loan-to-value on the discounted cash flow valuation of our off-net business; and (iv) exit assumptions based on a terminal valuation of our management-projected year 2010 on-net EBITDA of 4.5x to 5.5x and implied perpetual growth rates on off-net unlevered free cash flow of negative 15% to negative 25%. Based on these assumptions, the leveraged buyout analysis resulted in an implied equity value per share of common stock that ranged from $6.75 to $7.25, as compared to the consideration per common share of $8.10 to be paid in the proposed merger.

Miscellaneous

Blackstone acted as financial advisor to the Company with respect to the proposed merger. Pursuant to our June 16, 2006 engagement agreement with Blackstone discussed above under “THE MERGER—Background of the Merger,” we engaged Blackstone to provide financial advisory services in connection with our general evaluation and implementation of strategic alternatives. Under the engagement agreement with Blackstone, we agreed to pay Blackstone a quarterly retention fee of $100,000 and a fee of $500,000 upon delivery of their opinion. We have also agreed to pay Blackstone a transaction fee of approximately $2.4 million if and when the merger is consummated, against which the retention and opinion fees will be credited. In addition, we agreed to reimburse Blackstone for out-of-pocket expenses and to indemnify and hold harmless Blackstone and its affiliates and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling Blackstone or any of its affiliates from and against certain liabilities arising out of the performance of such services (including the rendering of its opinion), including certain liabilities under the federal securities laws. Other than as described above, we have not paid any fees to Blackstone during the past two years.

In the ordinary course of their business, affiliates of Blackstone may actively trade in the securities of Talk America for their own account and, accordingly, may at any time hold a long or short position in such securities.

Financing

In connection with the merger, the Parent will cause approximately $251.0 million in cash to be paid to the Company’s stockholders and holders of the Company’s stock options and warrants.

These payments are expected to be funded by a combination of credit facilities provided to the Parent and its subsidiary, CavTel Holdings, LLC or CavTel. In connection with the execution and delivery of the merger agreement, the Parent and CavTel have obtained a commitment letter from Wachovia Bank, National Association and Wachovia Capital Markets, LLC providing for $435 million in credit facilities.

The commitment is conditioned on the merger being consummated by January 31, 2007, and other customary conditions. Wachovia Bank, National Association and Wachovia Capital Markets, LLC have the right to terminate the commitment under certain circumstances, including the occurrence of events that are substantially similar to the events constituting a “material adverse effect” on the Company that are described in “The Merger Agreement—Conditions to the Merger.”

The merger agreement does not contain a financing condition to the consummation of the merger or the obligations of the Parent or the Merger Sub. Under the terms of the merger agreement, the Parent has represented to us that it will have sufficient funds available to permit the Parent to perform all of its obligations under the merger agreement and to consummate the merger.

Litigation Related to the Merger

We are aware of five asserted class actions related to the proposed merger filed against us.

Two separate, substantially identical lawsuits, Daniel Tyler, individually and on behalf of a class of persons similarly situated v. Edward Meyercord III, Mark Fowler, Robert Korzeniewski, Gabriel Battista, Ronald Thoma, Talk America Holdings, Inc. and Cavalier Telephone Corporation, Case No. 0609065, and Michael Kaiser, individually and on behalf of a class of persons similarly situated v. Edward Meyercord III, Mark Fowler, Robert Korzeniewski, Gabriel Battista, Ronald Thoma, Talk America Holdings, Inc. and Cavalier Telephone Corporation, Case No. 0609067, each was filed on September 29, 2006 in the Court of Common Pleas of Bucks County, Pennsylvania, Civil Division—Equity. Each complaint:

•	purports to be brought on behalf of all Talk America’s stockholders (excluding the defendants and their affiliates);

•	alleges, among other things, that the individual defendants (the Company’s directors) breached their fiduciary obligations to the Company’s stockholders in proposing to acquire [sic] the public shares of Talk America at $8.10;

•	alleges that Cavalier has aided and abetted Talk America and its directors’ alleged wrongdoing;

•	alleges that the merger consideration is unfair to the public stockholder of Talk America since (i) there is a higher bona fide offer for $9.00 per share (apparently referring to the conditional Sun Capital proposal); (ii) the $8.10 proposed acquisition price fails to reflect and is far below the true valuation of Talk America; and (iii) the merger agreement does not contain a “go-shop” provision during which period only a substantially reduced break-up fee would be payable if a higher bid were to emerge;

•	alleges that, as a result of defendants’ failure to take such steps as their fiduciary obligations require, plaintiff and other class members have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company assets and business, and have been and will be prevented from obtaining a fair price for their common stock; and

•	seeks various forms of relief, including certification of the purported class, an injunction against the consummation of the merger unless and until a fair price is paid, unspecified money damages plus interest thereon and attorneys’ fees and expenses incurred in connection with the respective lawsuit.

We believe that these lawsuits are without merit and plan to defend them vigorously.

Fred Tobin, on behalf of himself and all others similarly situated v. Talk America Holdings, Inc., Edward B. Meyercord, III, Gabriel A. Battista, Mark S. Fowler, Ronald R. Thoma and Robert J. Korzeniewski, Case No. 0609143, was filed on October 2, 2006 in the Court of Common Pleas of Bucks County, Pennsylvania, Civil Division-Law. The complaint purports to be brought on behalf of all of Talk America’s stockholders (excluding the defendants and their affiliates) asserting claims based on alleged self-dealing and breaches of fiduciary duty by the Company’s directors in connection with the agreement to be acquired by Cavalier. The complaint alleges that the Company’s directors breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing by failing to obtain the highest price reasonably available for the Company by structuring the merger agreement to provide for a $6.25 million termination fee and up to $1.25 million in expenses, and by utilizing a process allegedly designed to ensure the sale of Talk America to Cavalier on terms preferential to Cavalier and Meyercord. The complaint seeks various forms of relief, including: declaration of a proper class action; declaration that the merger agreement is unlawful and unenforceable; injunction prohibiting the defendants from consummating the acquisition until the Company adopts a procedure that obtains the highest possible price for shareholders; injunction directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interest of the shareholders; rescission of the merger agreement; imposition of a constructive trust; and an award of attorneys’ fees, expert fees and costs. We believe that this lawsuit is without merit and intend to to defend it vigorously.

Edward Katz,, individually, and on behalf of all others similarly situated v. Edward B. Meyercord III, Mark Fowler, Robert Korzeniewski, Gabriel Battista, Ronald Thoma, and Talk America Holdings, Inc., C.A. No. 2461-N, was filed on October 10, 2006 in the Court of Chancery of the State of Delaware, New Castle County. The complaint purports to be brought on behalf of all Talk America’s stockholders (excluding the defendants and their affiliates) asserting claims based on breaches of the board’s fiduciary duties in connection with the agreement to be acquired by Cavalier and in responding to the bid by Sun Capital. The complaint alleges that the Company’s directors are not complying with their fiduciary duties by failing duly to pursue and obtain the best value reasonably available on a sale of the Company and the directors are passively allowing the forced vote provision of the merger agreement to push an uninformed decision on the stockholders. The complaint further alleges that the Company’s directors have breached and/or aided and abetted breaches of fiduciary duties owed to Talk America and its stockholders. The complaint seeks various forms of relief, including declaration of a proper class action, ordering the individual defendants to affirmatively fulfill their fiduciary duties by acting to undertake an appropriate evaluation of alternatives to maximize value for Talk America’s public stockholders prior to any vote on the merger agreement, ordering defendants to account for all damages suffered by the plaintiff and other class members as a result of the alleged wrongs, and awarding the plaintiff the costs and disbursements of this lawsuit. We believe that this lawsuit is without merit and plan to defend it vigorously.

Bruce Murphy, individually and on behalf of all others similarly situated v. Edward B. Meyercord III, Mark Fowler, Robert Korzeniewski, Gabriel Battista, Ronald Thoma, and Talk America Holdings, Inc., C.A. No. 2493-N, was filed on October 23, 2006 in the Court of Chancery of the State of Delaware, New Castle County. The complaint purports to be brought on behalf of all Talk America’s stockholders (excluding the defendants and their affiliates). The complaint alleges that the Company’s directors have acted and are acting contrary to their fiduciary duty to maximize value on a change in control of Talk America. In that connection, the complaint alleges that (i) the merger is inadequate and unfair to plaintiff and other class members because it is at a substantially lower price than the offer by Sun Capital; (ii) the merger will deny the plaintiff and other class members the opportunity either to benefit by the higher offer or to share proportionately in the future success of Talk America and its valuable assets; and (iii) the merger benefits Meyercord but is detrimental to the plaintiff and the class. The complaint seeks various forms of relief, including an injunction against the consummation of the merger, unspecified rescissory damages in the event the merger is consummated, unspecified money damages plus interest thereon against the defendants, and plaintiff’s attorneys’ fees and expenses. We believe that this lawsuit is without merit and plan to defend it vigorously.

Additional lawsuits pertaining to the proposed merger could be filed in the future.

Interests of the Company’s Directors and Executive Officers in the Merger

Some of our executive officers and members of our board of directors have financial interests in the merger that are in addition to, or different from, those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Company Stock Options and Other Equity Awards

As of November 10, 2006, there were approximately 2,848,495 shares of our common stock subject to outstanding stock options granted to our executive officers and directors under our stock option plans, of which options to purchase approximately 647,300 shares had an exercise price less than the merger consideration price of $8.10. Under the terms of the merger agreement, any outstanding stock options that remain outstanding and unexercised as of the effective time of the merger will be canceled, and the holder of each stock option that has an exercise price of less than $8.10 will receive from the surviving corporation as soon as practicable thereafter a cash payment, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each stock option as of the effective time of the merger, multiplied by

•	the excess of $8.10 over the exercise price per share of common stock subject to such stock option.

The following table summarizes (i) the stock options with exercise prices of less than $8.10 per share held by each of our executive officers and directors as of November 10, 2006 (with an assumption that all then unvested stock options will be vested at and as a consequence of the merger) and (ii) the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their stock options:

	No. of Shares Underlying Stock Options(1)		Weighted Average Exercise Price of Stock Options with exercise price less than the $8.10	Resulting Consideration for Stock Options with exercise price less than the $8.10
	Number of Shares Underlying Stock Options with exercise price less than the $8.10	Number of Shares Underlying Stock Options with exercise price equal to or higher than the $8.10
Gabriel Battista Chairman of the Board of Directors	183,821	457,844	$3.56	$835,205
Mark Fowler Director	25,000	50,000	$4.90	$80,100
Robert Korzeniewski Director	15,000	30,000	$7.36	$11,100
Ronald Thoma Director	25,000	40,000	$4.90	$80,100
Edward B. Meyercord, III Chief Executive Officer, President and Director	100,000	616,666	$3.77	$433,500
Warren Brasselle Executive Vice President—Network Operations	28,333	160,000	$1.53	$186,148
Jeffrey Earhart Executive Vice President—Customer Operations	31,000	160,000	$6.00	$65,100
Aloysius T. Lawn, IV Executive Vice President—General Counsel and Secretary	105,833	176,666	$3.47	$490,449
Timothy W. Leonard Chief Information Officer	31,666	143,333	$3.23	$154,146
Patrick O’Leary Executive Vice President—Business Services	—	—	N/A	$0
Thomas Walsh Senior Vice President—Finance and Treasurer	1,667	148,333	$1.53	$10,952
Paul Walker Senior Vice President—Marketing	50,000	50,000	$6.38	$86,000
Mark Wayne Senior Vice President—Business Sales	—	33,333	N/A	$0
David G. Zahka Chief Financial Officer	50,000	135,000	$1.20	$345,000
All directors and executive officers as a group (14 persons)	647,320	2,201,175	$4.29	$2,777,800

(1)	Assumes that all options will be vested as of the closing date of the merger.

Compensation Under Existing Employment Agreements

We have entered into various employment agreements with our executive officers pursuant to which payments may be made in connection with the merger as described below.

Edward B. Meyercord, III, Aloysius T. Lawn, IV, Warren Brasselle, Jeffrey Earhart, Timothy W. Leonard, Patrick O’Leary, David G. Zahka, Thomas Walsh and Mark Wayne. The Company is party to employment agreements with each of Messrs. Meyercord, Lawn, Brasselle, Earhart, Leonard, O’Leary, Zahka, Walsh and Wayne, each of which agreements provides for immediate vesting of options in the event of a “change of control” (as defined in the agreements) of us and, except for Mr. O’Leary’s agreement, provides for severance benefits in the event employment is terminated by us without cause or by the employee for “good reason” prior to the end of the term and for a certain period beyond the end of the term in the event of a “change of control.” These severance benefits generally include the payment of an amount equal to one year’s (two year’s in the case of Mr. Meyercord) base salary plus all bonus amounts due such executive at the time of termination, a lump sum amount equal to one year (two years in the case of Mr. Meyercord) base salary plus an amount equal to the average annual incentive bonus earned by the executive during the past four fiscal years preceding the date of change of control, or if the executive was not an officer during any or all of such prior four fiscal years, the average of the incentives received during the fiscal year when the executive was such an officer, and the continuation of various employee benefits for one year (two years in the case of Mr. Meyercord). Based upon their current levels of compensation, if the employment of Messrs. Meyercord, Lawn, Brasselle, Earhart, Leonard, Zahka, Walsh and Wayne were terminated upon the effective time of the merger, they would be entitled to receive severance payments of approximately $1.4 million, $489,775, $445,250, $445,250, $445,250, $445,250, $341,300 and $279,135, respectively, or approximately $4,291,000 in the aggregate.

The merger agreement permits the Company, on the closing date of the merger, to make, and the Company proposes to make, lump sum payments in the amounts set forth above to the Company executive officers who are party to such employment agreements in the full amount of the severance payment that they would be entitled to receive upon a “change of control,” which the merger would constitute, and termination of employment, whether or not such employment will be terminated or the employee otherwise would have the opportunity to terminate with good reason.

Although Cavalier has not finalized any agreements with any executive officers of Talk America, Cavalier expects to enter into employment agreements with each of Messrs. Meyercord, Braselle, Earhart, Leonard and Wayne. Mr. Meyercord would serve as Chief Executive Officer, reporting to Mr. Evans, who would become Cavalier’s Executive Chairman of its board of directors; Mr. Meyercord is also being considered for a seat on the Cavalier board. Each of Messrs. Braselle, Earhart, Leonard and Wayne would serve in substantially the same capacities for Cavalier as each has been serving for Talk America. Cavalier expects the terms of each of these agreements to be no more favorable to the respective executive officer than the terms of such executive officer’s existing employment agreement with Talk America. Cavalier also expects to grant each of these executive officers options for Cavalier common stock. These expected terms are current expectations and constitute forward-looking statements. Neither Cavalier nor any of Messrs. Meyercord, Braselle, Earhart, Leonard nor Wayne is obligated to enter into an employment agreement, and, if the parties enter into employment agreements, the agreements may contain terms that differ materially from those described above.

Bonus Payments

Under the terms of the merger agreement, our board of directors is permitted, in its sole discretion, to award and pay bonuses to our employees, including our executive officers (but not including any of our four non-executive directors), at or prior to the closing date of the merger, in an aggregate amount up to $2.5 million; while our board has generally indicated that it expects to award some discretionary bonuses and while our board has not yet made any decision as to which, if any, persons would be awarded bonuses or any amounts thereof, it could determine to award the full amount permitted and to award the full amount among some or all of our executive officers.

Indemnification and Insurance

The Parent and the surviving corporation have agreed to indemnify for a period of six years, to the same extent as provided in our amended and restated certificate of incorporation, bylaws or any other applicable contract in effect on September 22, 2006, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

The merger agreement requires that the surviving corporation obtain fully prepaid tail directors’ and officers’ insurance policies in an amount and scope not materially less favorable than those in the Company’s existing policies (and which provides for a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time).

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the Parent or the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Rights Agreement

Immediately prior to the execution of the merger agreement, we amended our rights agreement on September 22, 2006 (the date the merger agreement was executed) to exempt the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement in accordance with the terms thereof. In particular, our amendment provides that neither the Parent, the Merger Sub nor any of their affiliates will be deemed to be an “acquiring person” (as such term is defined in the rights agreement) solely by virtue of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as currently in effect, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service or a court of law will agree with the positions described in this proxy statement.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Talk America common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as described in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is limited to the U.S.

federal income tax issues addressed herein. This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, if you are a stockholder subject to the alternative minimum tax, an insurance company, dealer in securities or foreign currencies, tax-exempt organization, financial institution, mutual fund, partnership or other pass through entity for U.S. federal income tax purposes, stockholder who holds shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, a stockholder that directly, indirectly or constructively owns at least 50% of the stock (by vote or value) of both the Company and the Parent, or stockholder who acquired your shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the U.S. federal income tax consequences to a stockholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign trust or estate. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times or different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, you may be subject to information reporting on the cash received in the merger. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On October 6, 2006, the Company and the Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. We received notice that the waiting period had been terminated on October 16, 2006.

Certain of the Company’s subsidiaries provide communications services that are regulated by the FCC and/or State PUCs. As providers of such services, those subsidiaries hold authorizations issued by the FCC and State PUCs. Permission from or notices to many of these regulatory agencies is required to transfer control of the subsidiaries and therefore to complete the transfer of control of the Company.

Under the Communications Act of 1934, as amended, prior FCC approval is required for the transfer of control to the Parent of the Company and those subsidiaries of the Company that hold FCC licenses and authorizations. The FCC must determine whether the Parent is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest. The Company and the Parent filed a transfer of control application with the FCC on October 2, 2006.

Certain subsidiaries of the Company also hold certificates and authorizations issued by State PUCs in all U.S. states (except Alaska) and the District of Columbia where they provide intrastate telecommunications services. Many of the State PUCs in each of the states where Company subsidiaries operate must either approve the transactions contemplated by the merger agreement or require that formal notice of the transactions be provided to them. As of October 2, 2006, the Company and the Parent had sent for filing the necessary applications and notices with these State PUCs.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety. The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties that the parties to the merger agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosures that the parties exchanged in connection with signing the merger agreement. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosures.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be stated by the parties in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place two business days after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other date and time as is agreed upon by the Parent and the Company.

Structure

At the effective time of the merger, the Merger Sub will merge with and into the Company. The Company will survive the merger and continue to exist after the merger as an indirectly, wholly owned subsidiary of the Parent. All of the Company’s and the Merger Sub’s properties, assets, rights, privileges, powers and franchises, and all of their debts, liabilities, obligations and duties will become those of the surviving corporation. Following the completion of the merger, we expect that our common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer publicly traded.

Treatment of the Company’s Common Stock, Options and Warrants

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $8.10 in cash, without interest, other than Company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger;

•	held by any wholly owned subsidiary of the Company immediately prior to the effective time of the merger; and

•	as to which the Company’s stockholders demand appraisal in compliance with Delaware law.

Company Stock Options

As of the effective time of the merger, each option, issued and outstanding immediately prior to the effective time, to acquire our common stock will be canceled, and the holder of each stock option that has an exercise price of less than $8.10 will receive from the surviving corporation as soon as practicable after the effective time a cash payment, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each stock option, as of the effective time of the merger, multiplied by

•	the excess of $8.10 over the exercise price per share of common stock subject to such stock option.

As of the effective time of the merger, the Company’s stock option plans will terminate and each stock option granted thereunder that is outstanding and unexercised will be cancelled.

Company Warrants

As of the effective time of the merger, each outstanding warrant to acquire our common stock will be canceled. While the merger agreement also provides that each outstanding warrant that has an exercise price of less than $8.10 would be entitled to payments determined in the same manner as are the payments in respect of outstanding options, there are no outstanding warrants that have an exercise price of less than $8.10, so no amounts will be payable in respect of warrants upon the merger.

Exchange and Payment Procedures

At the closing of the merger, the Parent will deposit an amount of cash sufficient to pay the merger consideration to holders of shares of our common stock with a financial institution (the “paying agent”) reasonably acceptable to us. Promptly following the effective time of the merger, the surviving corporation will or will cause the paying agent to mail a letter of transmittal and instructions to each holder of certificates evidencing shares of Company common stock. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the aggregate consideration for such shares of common stock.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Company common stock to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and the Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock, warrants or options, as the case may be. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the consideration otherwise payable pursuant to the merger agreement.

None of the Merger Sub, the Parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger will be delivered to the surviving corporation, in its sole discretion. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the applicable consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the consideration applicable to such certificate. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the Merger Sub, as in effect immediately prior to the effective time, will be the certificate of incorporation of the surviving corporation until thereafter amended as provided by law and such certificate of incorporation. In addition, the by-laws of the Merger Sub, as in effect immediately prior to the effective time, will be the by-laws of the surviving corporation, until thereafter amended as provided by law and such by-laws.

Directors and Officers

The directors and officers of the Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors and officers, respectively, of the surviving corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.

Representations and Warranties

We make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, good standing and corporate power to operate our businesses;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	unanimous determination of our board of directors that the merger agreement and merger are fair to and in the best interests of the Company and our stockholders;

•	our capitalization;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger, except those that have been disclosed to the Parent;

•	the required filing, consents and approvals of governmental entities as a result of the merger, except those that, individually or in the aggregate, the failure to obtain do not or would not reasonably be expected to result in a material difference;

•	our SEC filings since January 1, 2003 and the financial statements contained therein;

•	our compliance with the Sarbanes-Oxley Act of 2002 and its related rules;

•	the absence of liabilities, with certain exceptions;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	no material adverse effect since December 31, 2005;

•	real property owned and leased by us, title to assets, and all switches, switch locations and certain network facility information;

•	our material contracts;

•	environmental matters;

•	the absence of undisclosed litigation or outstanding court orders against us other than those that, individually or in the aggregate, do not or would not reasonably be expected to result in a material difference;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business, other than those for which our failure to hold such licenses or permits, individually or in the aggregate, do not and would not reasonably be expected to result in a material difference;

•	our compliance with all applicable laws other than those disclosed to the Parent;

•	our intellectual property;

•	tax matters;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	the absence of undisclosed interested party transactions between January 1, 2006 and the date of the merger agreement;

•	the absence of undisclosed broker’s fees;

•	our insurance policies;

•	our relationship with our suppliers;

•	the inapplicability of state takeover statutes to the merger;

•	the receipt by us of a fairness opinion from Blackstone; and

•	the inapplicability of the rights agreement to the merger agreement, the merger and the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “material difference,” with respect to a Company representation and warranty qualified thereby, means any loss, liability, obligation or out-of-pocket cost to or of the Company or any of its subsidiaries in excess of the amount of any established reserves on the Company’s balance sheet at June 30, 2006 or other work papers disclosed to the Parent with respect to such representation and warranty that would have to be disclosed in such representation and warranty in order for such representation and warranty to be true and correct without regard to such qualification, that, when added to the amount of all such losses, liabilities, obligations or out-of-pocket costs with respect to all other representations and warranties so qualified, equals or exceeds $7,500,000.

The merger agreement also contains customary representations and warranties made by the Parent and the Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the Parent’s and the Merger Sub’s due organization, good standing and corporate power to operate their businesses;

•	the Parent’s and the Merger Sub’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with the organizational documents of the Parent and the Merger Sub, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger, except where any such violation or conflict, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the merger;

•	required filings, consents and approvals of governmental entities as a result of the merger, except those that the failure to obtain, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the merger;

•	the accuracy and completeness of information supplied by the Parent and the Merger Sub in this proxy statement;

•	the absence of undisclosed broker’s fees;

•	the absence of litigation or pending litigation against the Parent or the Merger Sub that individually or in the aggregate, would reasonably be expected to impair the ability of the Parent or Merger Sub to perform its obligations under the merger agreement or prevent or materially delay consummation of the merger;

•	the operations of the Merger Sub; and

•	the Parent having sufficient funds to consummate the transactions contemplated by the merger agreement and to perform all of its obligations under the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions or unless the Parent gives its prior written consent, between execution of the Merger Agreement and the completion of the merger, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable laws, including the Communications Act of 1934, as amended, and the communications related statutes of each state in which the Company or any of its subsidiaries operates, and the implementing rules, regulations, orders and policies of the FCC and any State PUC that regulates the business of the Company or any of its subsidiaries; and

•	use commercially reasonable efforts to preserve intact our present organization, to keep available the services of our present officers and employees, to preserve our goodwill and relationships with customers, suppliers and other persons with which we have significant business dealings, to continue our current sales, marketing and other promotional policies and programs, to maintain our assets in good repair, order and condition, to maintain our insurance policies and risk management programs and, in the event of casualty or loss of any of our assets, repair or replace such assets with assets of comparable quality, and promptly notify the Parent of any material federal, state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Company or any of its subsidiaries in respect of any tax matter.

We have also agreed that during the same time period, and again subject to certain exceptions or unless the Parent gives its prior written consent, we and our subsidiaries will not:

•	knowingly cause or knowingly permit (to the extent that we have any control over such action being taken) any act, event or change which would reasonably be expected to have a “material adverse effect” on the Company;

•	incur any indebtedness or assume, guarantee or otherwise become responsible for the obligations of any person, in either case, other than the capital lease obligations permitted under the capital expenditures limitation described below;

•	amend or otherwise change our organizational documents;

•	declare, set aside or pay a dividend or other distribution with respect to any of our or our subsidiaries’ capital stock;

•	split, combine, reclassify, or repurchase, redeem or otherwise acquire any of our or our subsidiaries’ securities or any securities convertible into our or our subsidiaries’ securities;

•	issue or sell, or enter into any contract for the issuance or sale of, any of our or our subsidiaries’ capital stock or any securities convertible into our or our subsidiaries’ capital stock;

•	cause to become effective our 2006 Employee Stock Purchase Plan;

•	sell, assign, pledge, encumber, transfer or otherwise dispose of any of our or our subsidiaries’ registered intellectual property or any other material assets;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets other than acquisitions of inventory, equipment and supplies in the ordinary course of business;

•	incur any capital expenditures or commitments or additions to our or our subsidiaries’ property, plant and equipment, except for capital expenditures, capital lease obligation or commitments or additions of not less than $1,500,000 in the aggregate per calendar month, as and to the extent mutually agreed by the Parent and the Company, and for certain other and additional expenditures;

•	except for the taking of certain permitted actions, increase the compensation of our or any of our subsidiaries’ directors, employees, consultants (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or increase any such compensation or bonus payable to any of our or our subsidiaries’ officers, stockholders, directors, consultants or agents having an annual salary or remuneration in excess of $100,000;

•	take any action reasonably within our control to materially increase or decrease the total number of our or our subsidiaries’ employees in any functioning department;

•	except for the making of up to $4.3 million in severance payments as of the closing date and the payment of up to $2.5 million in bonuses, and the taking of certain other actions permitted or excepted, pay or commit to pay any retention, transaction bonus, severance or termination pay other than as required by our existing plans or agreements, or enter into any employment, deferred compensation, consulting or other similar agreement with any past or current directors, officers, employees or consultant of the Company; or adopt any additional employee benefit plan; or make any contribution to or amend or terminate or extend any pension or profit-sharing plan or other employee benefit plan; or loan or advance any money or other property to any past or current directors, officers, employees of the Company; or allow for the commencement of any new offering periods under the Company’s employee stock purchase plan;

•	change our independent public accountants or change our accounting methods or accounting practices;

•	make or change any material tax election, incur any material tax liability or file any amended tax return, enter into any closing agreement, settlement, or compromise with respect to any tax claim or assessment related to the Company or any of its subsidiaries, knowingly surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its subsidiaries;

•	enter into, amend, modify or consent to the termination of, or fail to perform any material obligations under, any material contract or any material rights with respect to such material contract;

•	pay, discharge or settle any material claim, action, proceeding or investigation litigation for an amount in excess of $100,000 individually or $250,000 in the aggregate, except to the extent reserved against in the most recent consolidated financial statements included in the SEC reports filed by the Company prior to the execution of the merger agreement;

•	settle, compromise or cancel any material debts owed to or claims by us except in the ordinary course consistent with past practice or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting our business or operations;

•	enter into any new line of business;

•	take any action that would create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or municipal franchising authority or any other government entity, or discontinue or withdraw any authorized service or voluntarily relinquish any of our permits or communications licenses; or

•	knowingly take or agree in writing or otherwise take any of the foregoing actions or any other action that would reasonably be expected to delay or prevent the satisfaction of any of the conditions precedent to closing the merger.

No Solicitation of Transactions

The merger agreement provides that we will cease any negotiations that are intended, or which could reasonably be expected, to lead to a takeover proposal and that neither we, nor our affiliates, nor our representatives (including our executive officers, directors, financial advisors, accountants, attorneys, consultants and other representatives) will:

•	directly or indirectly solicit, initiate, knowingly encourage or take any other action to knowingly facilitate a takeover proposal;

•	enter into any agreement, arrangement or understanding with respect to any takeover proposal;

•	initiate or participate in discussions relating to a takeover proposal;

•	furnish or disclose any information to a third party with respect to a takeover proposal; or

•	grant any waiver or release under any standstill agreement relating to our equity securities.

We must promptly inform the Parent of any request for information relating to a takeover proposal, any takeover proposal or any inquiry with respect to any takeover proposal, provide the Parent with any written materials received by us in connection with such request, takeover proposal or inquiry and keep the Parent fully and promptly informed as to the details of any information requested or provided and as to the details of any discussions or negotiations with respect to such request, takeover proposal or inquiry.

For purposes of the merger agreement, a “takeover proposal” means any proposal, offer or indication of interest relating to any:

•	acquisition, directly or indirectly, of a business constituting 15% or more of our net revenues, net income or assets;

•	acquisition, directly or indirectly, of 15% or more of the voting power of the Company;

•	tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of the voting power of the Company; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us.

Notwithstanding the foregoing, if, prior to the adoption of the merger agreement by our stockholders, but after the execution of the merger agreement, we receive an unsolicited bona fide takeover proposal that our board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would be reasonably expected to lead to, a superior proposal, we may, if our board of directors determines in good faith (after consulting with outside counsel and a financial advisor of nationally recognized reputation) that it is so required in order to comply with its fiduciary duties to our stockholders under applicable law:

•	furnish information regarding the Company and its subsidiaries to the person who has made the takeover proposal (provided that such person enters into a confidentiality agreement that is no less restrictive than our confidentiality agreement with the Parent), provided all such information is (or has already been) provided to the Parent; and

•	participate in discussions or negotiations regarding the takeover proposal.

For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal (with the threshold used in the definition of “takeover proposal” increased to 50% rather than 15%) on terms our board of directors determines in good faith (after consultation with our financial advisors and taking into account all of the terms and conditions of the takeover proposal and the merger agreement deemed relevant by our board, including any termination fees, conditions to expected timing and risks of consummation and the ability of the party making the takeover proposal to obtain financing, and taking into account all legal, financial, regulatory and other aspects of the takeover proposal) to be more favorable to our stockholders than the merger from a financial point of view.

We have also agreed that our board of directors will not and will not propose to:

•	withhold, withdraw or modify its approval or recommendation of the merger agreement or the merger;

•	recommend or approve any takeover proposal; or

•	approve or recommend or allow entering into any letter of intent, memorandum of understanding, acquisition agreement or similar agreement with respect to any takeover proposal.

Employee Benefits

The Parent has agreed to:

•	provide health benefits to any of our employees that are offered and accept continued employment by the surviving corporation, the Parent or its subsidiaries under an arrangement substantially similar to that provided to similarly-situated employees of the Parent or its subsidiaries;

•	provide our employees that are offered and accept employment with the Parent and its subsidiaries, and their eligible dependents, with credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, program or arrangement of the Parent, the surviving corporation or their respective subsidiaries for service accrued or deemed accrued prior to the effective time of the merger with the Company or its subsidiaries to the extent that such service was credited under the analogous plan of the Company and its subsidiaries, except that such service shall not operate to duplicate any benefit or the funding of any such benefit, and such service shall not be required to be counted with respect to any equity incentive award or benefit accrual under any defined benefit plan;

•	for purposes of participation in any medical plan of the Parent (i) waive any preexisting condition limitations to the extent waived under the applicable medical plan of the Company and (ii) credit employees for any out of pocket expenditures, deductibles and employee contributions that were credited under our medical plans;

•	cause the surviving corporation to honor, in accordance with their terms, all contracts and commitments as in effect immediately prior to the execution date of the merger between us and any current or former employees or directors; and

•	following the effective time of the merger, cause the surviving corporation and its subsidiaries to offer to pay, subject to receipt of a general release in customary form, severance benefits of two weeks base salary and health insurance benefits plus two weeks of base salary and such health insurance benefit for each full or partial year (in excess of the first full year) of employment with us to (i) management employees of the surviving corporation and its subsidiaries whose employment is terminated without cause within 90 days after the closing date and (ii) employees who left within 90 days after the closing date whose continued employment is conditioned upon their accepting a reduced base salary, or their principal place of employment being moved more than 50 miles away from the place they work as of the date of the execution of the merger agreement. However, an employee who is entitled to notice of termination under the WARN Act and who is terminated prior to the expiration of such notice period is only entitled to receive the excess amount of the severance described above over the amount payable to such employee under the WARN act.

Agreement to Use Reasonable Best Efforts; Further Assurances

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and to do all lawful things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable after the execution of the merger agreement and to ensure all the conditions in the merger agreement are satisfied. In furtherance of the above, each party has also agreed to use its reasonable best efforts to make appropriate applications or filings for the purpose of obtaining consents and approvals for the merger from the appropriate governmental authorities within ten (10) days after the execution of the merger agreement (or 15 days in the case of HSR filings). The Parent, however, is under no obligation whatsoever to take any action requested by any governmental authority in order to consummate the merger or other transactions contemplated by the merger agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a governmental authority may request that would require the Parent to forgo revenue by providing free or reduced rate services or otherwise of more than $10,000,000 over any three-year period, or to expend any amount that exceeds $10,000,000 when combined with any such foregone revenue.

Between the date of the merger agreement and the closing date, the Company and its subsidiaries agreed to maintain the validity of the communications licenses and comply in all material respects with all requirements of the communications licenses and to use reasonable best efforts to:

•	refrain from taking any action that may jeopardize the validity of any of their communications licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms any of such licenses;

•	prosecute with due diligence any pending applications with respect to their communications licenses, including any renewals of such licenses; and

•	with respect to communications licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

The parties have agreed to cooperate with each other to take all actions necessary to delist our common stock from the NASDAQ and to deregister our common stock under the Securities and Exchange Act of 1934 after the effective time. The parties have also agreed to take or cause to be taken all necessary action as may be reasonably requested by the other party to complete or perfect the transactions contemplated by the merger agreement.

Finally, the Company has agreed that it will reasonably cooperate with the Parent, to the extent the Parent may reasonably request, in connection with any third party financing, that Parent and Merger Sub may seek to obtain in order to fund the transactions contemplated by the merger agreement, including without limitation:

•	reasonably cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents;

•	make senior management of the Company reasonably available for meetings and due diligence sessions;

•	reasonably cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence;

•	enter into customary agreements with underwriters, initial purchasers or placement agents where expressly authorized and requested by the Parent in writing, except that no such agreement shall have any effect or be binding on the Company until the effective time of the merger; and

•	enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents where expressly authorized and requested by the Parent in writing except that no such agreement shall have any effect or be binding on the Company until the effective time of the merger;

•	notwithstanding the foregoing, nothing in the merger agreement requires the Company and its subsidiaries to pay any commitment or similar fee or incur any other liability in connection with any third party financing prior to the effective time and the Parent has agreed to, at our request, reimburse us for all reasonable out-of-pocket costs incurred by us in connection with such cooperation. In addition, no claims by the Parent may arise out of any compliance or non-compliance by the Company or its subsidiaries with the foregoing obligations and such compliance or non-compliance may not be a defense or mitigating factor to any claim by the Company for breach of the merger agreement.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	receipt of Company stockholder approval;

•	the absence of any governmental order, decree, judgment, injunction or other ruling which prevents or prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, which condition has been satisfied;

•	the receipt of applicable consents and approvals from the FCC; and

•	the receipt of applicable consents and approvals from State PUCs that regulate the Company’s business or the business of any of its subsidiaries.

The obligations of the Parent and the Merger Sub to complete the merger are subject to the following additional conditions:

•	the truth and correctness of our representations and warranties as of the date of the merger agreement and, except where the failure of our representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on us and our subsidiaries, individually or in the aggregate, the truth and correctness of our representations and warranties (without giving effect for any materiality or material difference qualification therein) as of the closing date or as of the earlier date for such representations and warranties as expressly relate to an earlier date, and the truth and correctness of our representations and warranties with respect to authority and approvals, absence of material adverse change and brokers as of the closing date as if made on and as of the closing date;

•	the absence of any pending proceedings, order, decree, judgment, injunction or other ruling prohibiting the consummation of the merger;

•	the receipt of the final order of each of the applicable consents, approvals, orders and authorizations;

•	the performance and compliance, in all material respects, by us of our agreements and conditions in the merger agreement;

•	our delivery to the Parent at closing of a certificate with respect to our representations, warranties, agreements and conditions;

•	since September 22, 2006, the date of execution of the merger agreement, no “material adverse effect” with respect to the Company shall have occurred and be continuing;

•	our reported consolidated operating income for the fiscal quarter ending September 30, 2006, as adjusted (a) to add back thereto, to the extent included in such operating income, the amount of: (i) depreciation and amortization, stock-based compensation expense and losses on the sale of property and equipment; (ii) all legal, accounting and financial advisor fees (including any fairness opinion fees) and expenses incurred in the preparation, negotiation, approval or performance of the merger agreement; (iii) any amounts that may be required to be accrued by reason of the execution of the merger agreement or the merger; (iv) any expenses or charge related to the impairment of assets or goodwill; (v) any charges or accruals related to any minimum contractual commitments; and (vi) any charges or accruals related to the reconciliation of NTCorporation network cost accruals; and (b) to subtract therefrom, to the extent included in such operating income, the amount of any gains on the sale of property and equipment, shall equal $12,000,000 or more, which condition has been satisfied;

•	the resignation of our directors;

•	our certification that we are not, and have not been during the past five years, a United States real property holding company; and

•	the release of certain liens and the termination of all financial statements related to such liens.

For the purposes of the merger agreement, a “material adverse effect” with respect to the Company means any event, change or effect that has had, or would reasonably be expected to have a material adverse effect on (i) the business, operation, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement. A “material adverse effect” with respect to the Company does not include such effect arising out of or resulting from the following:

•	changes in unbundled network element availability and rates consistent and in accordance with the rules, regulations and laws established and implemented by the FCC and the applicable State PUCs;

•	changes or effects that are or result from occurrences relating to the United States economy or securities or financial markets generally or the industries in which the Company operates that in either case do not disproportionately affect the Company and its subsidiaries;

•	changes or effects that result from the announcement of the merger agreement, the merger or the transactions contemplated by the merger agreement;

•	changes or effects that are or result from changes in applicable laws after the execution of the merger agreement but only if such changes do not disproportionately affect the Company and its subsidiaries relative to similarly situated companies;

•	changes or effects that are or result from changes in GAAP after the execution of the merger agreement; or

•	changes or effects that are or result from actions taken by the Parent with respect to the merger or the Company and its subsidiary, including the Parent’s unreasonably withholding its consent to the Company’s taking certain action otherwise prohibited.

Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness of the Parent’s and the Merger Sub’s representations and warranties (without regard to materiality qualifications), except where the failure of the Parent’s and the Merger Sub’s representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Parent and the Merger Sub to perform their obligations under the merger agreement;

•	the performance, in all material respects, by the Parent and the Merger Sub of their agreements and conditions in the merger agreement; and

•	the delivery at closing by the Parent of a certificate with respect to the Parent’s and the Merger Sub’s representations, warranties, agreements and conditions.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either the Parent or the Company if:

•	our stockholders fail to adopt the merger agreement at the Special Meeting or any adjournment of the Special Meeting;

•	the closing has not occurred on or before January 31, 2007, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	there is any law or final, non-appealable government order, decree or ruling that prevents completion of the merger, so long as such law, government order, decree or ruling is not the result of the failure of the terminating party to fulfill its obligations under the merger agreement; or

•	there is a breach by the non-terminating party of its representations, warranties, agreements or covenants in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days (or is incapable of being cured before the termination date);

•	by us if:

•	prior to adoption of the merger agreement by our stockholders (i) our board of directors has received a superior proposal, (ii) our board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is required for the members of our board of directors to comply with their fiduciary duties to our stockholders under applicable law, (iii) we have complied with our non-solicitation covenant and have prepared this proxy solicitation and called a meeting of our stockholders, (iv) we provide the Parent written notice that our board of directors intends to take such action, (v) we negotiate in good faith with the Parent for three business days to modify the terms and conditions of the merger agreement such that the revised terms and conditions would enable us to proceed with the consummation of the merger and (vi) we pay the termination fee described below under “The Merger Agreement—Termination Fees and Expenses”;

•	by the Parent if:

•	our board withdraws or modifies in a manner adverse to the Parent our board’s recommendation that the Company’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal;

•	we fail to include in this proxy statement the recommendation of our board that you vote in favor of the merger;

•	our board fails to publicly reaffirm its recommendation within 10 days of being requested by the Parent to do so;

•	a third party commences a tender or exchange offer for the Company and our board does not recommend rejection of the offer within 10 days;

•	a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement a press release reaffirming the board’s recommendation of the merger agreement; or

•	we fail to call and hold the Special Meeting and timely mail this proxy statement, which is not cured within 10 business days following receipt by the Company of a notice of such breach.

Termination Fees and Expenses

We have agreed to pay to the Parent a termination fee of $6.25 million if:

•	either the Company or the Parent has terminated the merger agreement because of the failure to receive Company stockholder approval; and

•	prior to termination of the merger agreement, a takeover proposal has been publicly announced or otherwise communicated to our board of directors; and

•	within 12 months after the termination, the Company enters into or completes a takeover proposal;

•	either the Company or the Parent has terminated the merger agreement because the merger has not been completed by January 31, 2007; and

•	prior to termination of the merger agreement, a takeover proposal has been publicly announced or otherwise communicated to our board of directors; and

•	within 12 months after the termination, the Company enters into or completes a takeover proposal;

•	the Parent has terminated the merger agreement due to a breach by us of our representations, warranties, agreements or conditions such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days; and

•	prior to termination of the merger agreement, a takeover proposal has been publicly announced or otherwise communicated to our board of directors; and

•	within 12 months after the termination, we enter into or complete a takeover proposal;

•	the Company has terminated the merger agreement, prior to the Special Meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to the Parent regarding the superior proposal and provided the Parent with a three business day period, during which time we negotiated in good faith with the Parent, to make an offer that is at least as favorable as the superior proposal; or

•	the Parent has terminated the merger agreement because (i) our board withdraws or modifies in a manner adverse to the Parent its recommendation that the Company’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal, (ii) we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger, (iii) our board fails to publicly reaffirm its recommendation within 10 days of being requested by the Parent to do so, (iv) a third party commences a tender or exchange offer for the Company and our board does not recommend rejection of the offer within 10 days, (v) a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement a press release reaffirming the board’s recommendation of the merger agreement, or (vi) we fail to call and hold the Special Meeting and timely mail this proxy statement, which is not cured within 10 business days following receipt by the Company of a notice of such breach.

In addition, we have agreed to reimburse the Parent’s out-of-pocket transaction expenses, up to a limit of $1.25 million, if:

•	either the Company or the Parent has terminated the merger agreement because of the failure to receive Company stockholder approval and, prior to termination of the merger agreement, a takeover proposal has been publicly announced or otherwise communicated to our board of directors;

•	either the Company or the Parent has terminated the merger agreement because the merger has not been completed by January 31, 2007, and, prior to termination of the merger agreement, a takeover proposal has been publicly announced or otherwise communicated to our board of directors;

•	the Parent has terminated the merger agreement due to a breach by us of our representations, warranties, agreements or conditions such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days, and, prior to termination of the merger agreement, a takeover proposal has been publicly announced or otherwise communicated to our board of directors;

•	the Company has terminated the merger agreement, prior to the Special Meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to the Parent regarding the superior proposal and provided the Parent with a three business day period, during which time we negotiated in good faith with the Parent, to make an offer that is at least as favorable as the superior proposal; or

•	the Parent has terminated the merger agreement because (i) our board withdraws or modifies in a manner adverse to the Parent its recommendation that the Company’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal, (ii) we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger, (iii) our board fails to publicly reaffirm its recommendation within 10 days of being requested by the Parent to do so, (iv) a third party commences a tender or exchange offer for the Company and our board does not recommend rejection of the offer within 10 days, (v) a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement a press release reaffirming the board’s recommendation of the merger agreement, or (vi) we fail to call and hold the Special Meeting and timely mail this proxy statement, which is not cured within 10 business days following receipt by the Company of a notice of such breach.

For purposes of determining whether transaction expenses or a termination fee is payable by us, a “takeover proposal” means any proposal, offer or indication of interest relating to any:

•	acquisition, directly or indirectly, of a business constituting 35% or more of our net revenues, net income or assets;

•	acquisition, directly or indirectly, of 35% or more of the voting power of the Company;

•	tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 35% or more of the voting power of the Company; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual consent of the parties. After approval of the merger by our stockholders, no amendment will be made except as allowed under applicable law. The merger agreement provides that, at any time prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any agreement of another party or any condition to its own obligations contained in the merger agreement.

Expenses

Subject to the provisions relating to reimbursement of fees and expenses in the event of termination as described in “The Merger Agreement—Termination Fees and Expenses,” each party will pay its own fees and expenses incurred in connection with the merger except that each of the Company and the Parent will pay one-half of the expenses incurred in connection with the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Act.

ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at our Special Meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn or postpone our Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter. Our board of directors has determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in order to adopt the merger agreement.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is listed on The NASDAQ Stock Market® (“NASDAQ”) and trades on The NASDAQ Global Select MarketSM under the symbol “TALK”. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2006:
1st Quarter	$10.20	$8.36
2nd Quarter	$9.25	$6.06
3rd Quarter	$9.69	$5.47
4th Quarter (through November 10, 2006)	$9.49	$7.79
Fiscal Year Ended December 31, 2005:
1st Quarter	$6.91	$5.77
2nd Quarter	$10.28	$6.18
3rd Quarter	$11.75	$8.48
4th Quarter	$10.06	$8.51
Fiscal Year Ended December 31, 2004:
1st Quarter	$12.40	$8.05
2nd Quarter	$10.13	$6.86
3rd Quarter	$7.80	$4.96
4th Quarter	$7.69	$5.00

The closing sale price of our common stock on NASDAQ on September 21, 2006, which was the last trading day before we announced the merger, was $6.57 per share. On September 27, 2006, which was the last trading day before the Sun Capital Securities Group, LLC conditional proposal to acquire the Company’s common stock at $9.00 per share was reported, the Company’s common stock closed at $8.32 per share. The closing sale price of our common stock on NASDAQ on October 23, 2006, the date on which we announced our receipt of Sun Capital’s advice that it would not proceed with a definitive offer to acquire our common stock, was $7.86 per share. On November 10, 2006, the latest practicable trading day before the printing of this proxy statement, the closing price for the Company’s common stock on NASDAQ was $8.02 per share. You are encouraged to obtain current market quotations for Talk America’s common stock in connection with voting your shares.

During the two prior fiscal years, we have not paid any cash dividends on our common stock and we are currently restricted by the terms of the merger agreement from paying any dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company common stock as of November 10, 2006 (except as otherwise noted) by (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding common stock, (ii) each of the Company’s directors, (iii) each of the executive officers named below and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned
Sun Capital Securities, LLC, SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Marc J. Leder, Rodger R. Krouse 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486	4,242,520	(2)	13.8%

Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P., Eric M. Mindich 825 Third Avenue, 8th Floor New York, NY 10022	2,800,000	(3)	9.1%

Flagg Street Capital LLC, Flagg Street Partners LP, Flagg Street Partners Qualified LP, Flagg Street Offshore LP, Jonathan Starr. 44 Brattle Street Cambridge, MA 02138	2,777,882	(4)	9.0%

North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer, Thomas B. Ellis One International Place, Suite 2401 Boston, MA 02110	2,438,500	(5)	7.9%

Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited 45 Fremont Street San Francisco, CA 94105	2,406,912	(6)	7.8%

Paul Rosenberg 650 N. E. 5th Avenue Boca Raton, FL 33432	1,919,995	(7)	6.2%

Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	1,751,170	(8)	5.8%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,684,002	(9)	5.5%

Gabriel Battista	651,666	(10)	2.1%

Mark S. Fowler	147,374	(10)	*

Edward B. Meyercord, III	556,667	(10)	1.8%

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned

Ronald R. Thoma	69,311	(10)	*

Robert Korzeniewski	31,000	(10)	*

Aloysius T. Lawn, IV	232,499	(10)	*

Jeffrey Earhart	145,768	(10)	*

Warren Brasselle	148,166	(10)	*

Patrick O’Leary	—		*

All directors and executive officers as a group (14 persons)	2,410,450	(10)	7.3%

*	Less than 1%
(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	The foregoing information is derived from the Schedule 13D filed by Sun Capital Securities, LLC, SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Marc J. Leder and Rodger R. Krouse on September 28, 2006.
(3)	The foregoing information is derived from the Schedule 13G/A filed by Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich on February 8, 2006. This Schedule indicates that, as of December 31, 2005: Eton Park Fund, L.P. had beneficial ownership of 980,000 shares, with shared voting power and shared dispositive power for 980,000 shares; Eton Park Master Fund Ltd. had beneficial ownership of 1,820,000 shares, with shared voting power and shared dispositive power over 1,820,000 shares; Eton Park Associates, L.P. had beneficial ownership of 980,000 shares, with shared voting power and shared dispositive power for 980,000 shares; Eton Park Capital Management, L.P. had beneficial ownership of 1,820,000 shares, with shared voting power and shared dispositive power for 1,820,000 shares; and Eric M. Mindich had beneficial ownership of 2,800,000 shares, with shared voting power and shared dispositive power for 2,800,000 shares.
(4)	The foregoing information is derived from the Schedule 13D/A filed by Flagg Street Capital LLC, Flagg Street Partners LP, Flagg Street Partners Qualified LP, Flagg Street Offshore, LP and Jonathan Starr on September 27, 2006. This Schedule indicates that, as of September 27, 2006: Jonathan Starr, had beneficial ownership of 2,777,882 shares, with sole voting power for 2,777,882 shares and sole dispositive power for 2,777,882 shares; Flagg Street Capital LLC had beneficial ownership of 2,777,882 shares, with sole voting power for 2,777,882 shares and sole dispositive power for 2,777,882 shares; Flagg Street Partners LP had beneficial ownership of 328,760 shares, with sole voting power for 328,760 shares and sole dispositive power for 328,760 shares, Flagg Street Partners Qualified LP had beneficial ownership of 649,353 shares, with sole voting power for 649,353 shares and sole dispositive power for 649,353 shares, and Flagg Street Offshore LP had beneficial ownership of 1,799,769 shares, with sole voting power for 1,799,769 shares and sole dispositive power for 1,799,769 shares.
(5)	The foregoing information is derived from the Schedule 13G filed by North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis on July 21, 2006.
(6)	The foregoing information is derived from the Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited on January 26, 2006. This Schedule indicates that, as of December 31, 2005: Barclays Global Investors, NA had beneficial ownership of 2,406,912 shares, with sole voting power for 2,141,523 shares and sole dispositive power for 2,406,912 shares; Barclays Global Fund Advisors had beneficial ownership of 341,217 shares, with sole voting power and sole dispositive power for 341,217 shares; and Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited had no beneficial ownership.

(7)	The foregoing information is derived from the Schedule 13D/A filed by Paul Rosenberg, the Rosenberg Family Limited Partnership, PBR, Inc. and the New Millennium Charitable Foundation on February 12, 1999.
(8)	The foregoing information is derived from the Schedule 13G filed by Mellon Financial Corporation on February 15, 2006. This Schedule indicates that, as of December 31, 2005, Mellon Financial Corporation had beneficial ownership of 1,751,170 shares, with sole voting power for 955,137 shares and sole dispositive power for 1,706,670 shares.
(9)	The foregoing information is derived from the Schedule 13G filed by Dimensional Fund Advisors Inc. on February 6, 2006.
(10)	Includes shares of our common stock that could be acquired upon exercise of options exercisable within 60 days after November 10, 2006 (without giving effect to any vesting by reason of the consummation of the merger) as follows: Gabriel Battista—631,665; Mark S. Fowler—60,000; Edward B. Meyercord, III—550,000; Ronald R. Thoma—50,000; Robert Korzeniewski—30,000; Aloysius T. Lawn, IV—232,499; Jeffrey Earhart—141,000; Warren Brasselle—138,333; and all directors and executive officers as a group—2,243,497.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that Company stockholders exercise their appraisal rights under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified that appraisal rights will be available not less than 20 days before the Special Meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. A holder of shares of common stock of the Company wishing to exercise appraisal rights must hold the shares of record on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to Talk America Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania, Attention: Aloysius T. Lawn IV, Executive Vice President—General Counsel and Secretary, telephone: (215) 862-1500, before the vote on the merger agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record holder.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation, and no present intention, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Company common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in future meetings of our stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than March 7, 2007, and must comply with Rule 14a-8. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from August 9, 2007, then in order to be considered for inclusion in our proxy materials, proposals of stockholders intended to be presented at the 2007 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting.

In addition, our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice thereof in writing. The bylaws provision requires that a notice relating to the nomination of directors must be given in writing to the Chairman of our board of directors prior to the meeting. To be timely, the notice must be delivered not less than 14 days nor more than 50 days prior to the meeting and must be accompanied by each proposed nominee’s written consent and contain, to the extent known to the notifying stockholder, the name, address and principal occupation of each proposed nominee, the total number of shares of our capital stock that will be voted for each of the proposed nominees, the name and address of the notifying stockholder, the number of shares of our capital stock owned by each notifying stockholder and the information regarding the proposed nominee that would be required to be disclosed in a proxy statement filed under the Exchange Act. Stockholder nominations not made in accordance with this procedure may be disregarded by the Chairman, who may instruct that all votes cast for each such nominee be disregarded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Talk America Holdings, Inc., 6805 Route 202, New Hope, Pennsylvania, Attention: Aloysius T. Lawn, IV, Executive Vice President—General Counsel and Secretary, telephone: (215) 862-1500. If you would like to request documents, you should do so at least 10 business days before the Special Meeting in order to receive them before the Special Meeting.

No persons have been authorized to give any information or make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 14, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Neither the SEC nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

ANNEX A

NOTE: The merger agreement is a commercial document that establishes and governs the legal relations between Talk America and Cavalier and Merger Sub with respect to the transactions described in the proxy statement. The representations, warranties and covenants made by Talk America and Cavalier and Merger Sub in the merger agreement are qualified and subject to important limitations agreed to by Talk America and Cavalier and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Talk America and Cavalier and Merger Sub that may be different from those that are applicable to stockholders.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TALK AMERICA HOLDINGS, INC.,

CAVALIER ACQUISITION CORP.

AND

CAVALIER TELEPHONE CORPORATION

Dated as of September 22, 2006

A-i

TABLE OF CONTENTS (cont’d)

A-ii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 22, 2006, is by and among Cavalier Telephone Corporation, a Delaware corporation (“Buyer”), Cavalier Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of CavTel Holdings, LLC, a Delaware limited liability company of which Buyer is the sole member, and Talk America Holdings, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

A. The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.

B. Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. Certain capitalized terms have the meanings set forth in Section 9.1.

AGREEMENT

In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and (iii) the Company shall be the surviving corporation (the Company, as the surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

Section 1.2 Effective Time; Closing Date.

Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated on the Closing Date by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated by the parties in the Certificate of Merger (the “Effective Time”, and the date that includes the Effective Time, the “Effective Date”). The closing of the Merger (the “Closing”) shall take place at the offices of Edwards Angell Palmer & Dodge LLP in Boston, Massachusetts, at 10:00 a.m., Boston time, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or on such other date, time and place as the Company and Buyer may mutually agree in writing (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 1.3 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.

Section 1.5 Board of Directors and Officers.

The Board of Directors and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.6 Further Assurances.

If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECTS OF THE MERGER; CONSIDERATION

Section 2.1 Conversion of Company Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Each share of Common Stock, together with the related Right attached thereto, that is owned by (i) the Company as treasury stock or (ii) any wholly owned Subsidiary of the Company, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Common Stock outstanding immediately prior to the Effective Time, together with the related Right attached thereto, shall be converted into the right to receive $8.10 in cash, payable to the holder thereof, without interest (the “Common Stock Consideration”). All shares of Common Stock converted into the right to receive the Common Stock Consideration pursuant to this Section 2.1(c) shall cease to be outstanding as of the Effective Time, and shall be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of Common Stock, together with the related Rights, shall thereafter cease to have any rights with respect to such shares or to such related Rights, except the right to receive the Common Stock Consideration to be issued in consideration therefor upon the surrender of such certificate.

(d) Each Warrant issued and outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into the right to receive a sum in cash equal to such Warrant’s Warrant Cancellation Payment, without interest, and all such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the Warrant Cancellation Payment in respect of each Warrant held by such Warrant Holder as set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing.

(e) Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be converted immediately after giving effect to the Effective Time into the right to receive, as promptly as practicable after the Effective Time, a sum in cash equal to such Option’s Option Cancellation Payment, without interest, and all such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the Option Cancellation Payment in respect of each Option held by such Option Holder as set forth herein. Notwithstanding anything to the contrary contained in this Agreement, if the exercise price per share of Common Stock of any Option is equal to or greater than the Common Stock Consideration, such Option shall be cancelled without any cash payment being made in respect thereof. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. As of the Effective Time, the Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.

(f) The Common Stock Consideration and amount of the Option Cancellation Payments and Warrant Cancellation Payments payable pursuant to Section 2.1(c), (d) and (e), respectively, have been calculated based upon the representations and warranties made by the Company in Section 3.3. Without limiting the effect of the failure of the representations and warranties made by the Company in Section 3.3 to be true and correct, in the event that, at the Effective Time, the actual number of shares of Common Stock and other shares of capital stock of the Company outstanding or the actual number of shares of capital stock of the Company issuable upon the exercise of outstanding Options, Warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or recapitalization) is greater than as described in Section 3.3 (including the exercise or conversion of any currently outstanding Options, Warrants or similar agreements described in Section 3.3), the Common Stock Consideration, Option Cancellation Payments and Warrant Cancellation Payments payable as contemplated herein shall be adjusted downward, but only to the extent necessary to ensure that the aggregate amount of the Common Stock Consideration and amounts payable in respect of Option Cancellation Payments and Warrant Cancellation Payments shall not exceed the sum of: (i) $247,175,000 plus (ii) an amount equal to (A) $8.10 multiplied by (B) the number of shares of Common Stock issued as the result of the exercise of any currently outstanding Options or Warrants prior to the Effective Time, plus (iii) $3,835,077, less for each share of Common Stock described in clause (ii) above, the difference between $8.10 and the exercise price paid to the Company upon the exercise of the Option or Warrant pursuant to which such share is issued.

Section 2.2 Exchange Procedures.

(a) Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II.

(b) Promptly following the Effective Time, the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Certificates entitled to receive consideration pursuant to Section 2.1 the form of Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing shares of Common Stock or Warrants (the “Certificates”), upon surrender of such Certificates to the Paying Agent, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such shares of Common Stock or Warrants as set forth herein, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such shares of Common Stock or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon. All cash consideration delivered upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Common Stock and Warrants theretofore represented by such Certificates.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such Person of a bond or other surety in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made with respect to such Certificate and subject to such other reasonable conditions as the Buyer may impose, the Paying Agent shall deliver in exchange for such Certificate the consideration into which shares of Common Stock or Warrants theretofore represented by such Certificate shall have been converted pursuant to this Article II.

(d) If any payment under this Article II is to be made to a Person other than the Person in whose name any Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.

(e) None of Buyer, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon.

(f) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the shares of Common Stock, Warrants or Options, as the case may be, that were outstanding immediately prior to the

Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(g) As soon as practicable following the Effective Time, the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder.

Section 2.3 Deposit at Closing.

At the Closing, Buyer shall deposit (or cause to be deposited) with the Paying Agent, for exchange and payment in accordance with this Article II, an amount equal to the sum of (x) the aggregate Common Stock Consideration and (y) the aggregate Warrant Cancellation Payments. The Paying Agent shall invest funds held by it for purposes of this Article II as directed by Buyer, on a daily basis. Any interest or other income resulting from such investments shall be paid to Buyer.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and that are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

(b) The Company shall deliver to Buyer prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and the Company shall afford Buyer the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.5 Tax Withholding.

The Surviving Corporation and Buyer shall be entitled to deduct and withhold, or to cause the Paying Agent to deduct and withhold (consistent with the Company’s past practice), from the consideration otherwise payable pursuant to this Agreement to or for the benefit of any holder of any shares of Common Stock, Options or Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock, Options or Warrants in respect of which such deduction or withholding was made, and the Surviving Corporation or Buyer, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Letter”), or, to the extent the qualifying nature of such disclosure with respect to a specific representation or warranty is readily apparent therefrom, as set forth in the Company SEC Reports filed on or after January 1, 2006 and prior to the date hereof (without regard to the exhibits thereto or items included therein that are incorporated by reference to Company SEC Reports filed by the Company prior to January 1, 2006), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Disclosure Letter lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer true, complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity’s minute books and stock records. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate or articles of incorporation, by-laws or similar constitutive document. Section 3.1 of the Disclosure Letter contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement.

Section 3.2 Authority; Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate powers and authority and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the adoption of this Agreement by the Required Company Stockholders). This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(b) The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable; (iii) resolved to approve this Agreement; and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c) The affirmative vote of the holders of a majority of outstanding shares of Common Stock (the “Required Company Stockholders”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 30,508,638 shares of Common Stock, including the associated Rights, were issued and outstanding (none of which are shares of Restricted Stock); (ii) 1,333,683 shares of Common Stock are held in the treasury of the Company; (iii) no shares of Common Stock are held by Subsidiaries of the Company; and (iv) no shares of Preferred Stock are outstanding.

(b) Section 3.3(b)(i) of the Disclosure Letter sets forth a true and correct list of all of the Company’s Subsidiaries, together with their respective authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b)(ii) of the Disclosure Letter, the Company does not have any Subsidiaries or own or hold, directly or indirectly, any Capital Securities of, or has made any investment, in any other Person. Except as set forth in Section 3.3(b) of the Disclosure Letter, all issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Securities).

(c) Except for (i) issued and outstanding Common Stock referenced in Sections 3.3(a)(i) and 3.3(a)(ii); (ii) 4,984,060 shares of Common Stock reserved for issuance upon exercise of Options, as described in Section 3.3(d) of the Disclosure Letter; (iii) 150,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, as described in Section 3.3(e) of the Disclosure Letter; (iv) the shares of Preferred Stock designated as “Series A Preferred Stock” reserved for issuance in accordance with the Rights Agreement; and (v) as set forth in Sections 3.3(b) of the Disclosure Letter, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options, Warrants and Rights, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued Capital Securities of the Company or any Subsidiary. Except for the Options, Warrants and Rights, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Capital Securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c) or (ii) to purchase or otherwise acquire any Capital Securities of any other Person. No Restricted Stock is outstanding, and no stock appreciation rights have been issued by the Company or any of its Subsidiaries.

(d) The names of the optionee of each Option, the date of grant of each Option, the number of shares subject to each such Option, the expiration date of each such Option, and the price at which each such Option may be exercised are set forth in Section 3.3(d) of the Disclosure Letter. No option that became vested and exercisable on or after January 1, 2005 was granted with an exercise price per share that was less than the per share fair market value of the Company Common Stock underlying such Option on the grant date thereof.

(e) The name of each holder of Warrants as of the date hereof, the date of issuance of each Warrant, the number of shares subject to each such Warrant, the expiration date of each such Warrant, and the price at which each such Warrant may be exercised, are set forth in Section 3.3(e) of the Disclosure Letter.

Section 3.4 Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Company with the terms and provisions hereof, do not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries; (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event that, with or without notice or lapse of time, or both, would constitute a default), or except as set forth in Section 3.4 of the Disclosure Letter, give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, which in any case may result in any loss (including loss of current or future benefits) or other liability to the Company or its Subsidiaries; (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets, which in any case may result in the imposition of any fees, penalties or other liability to the Company or its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries.

(b) Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or early termination of the applicable waiting period thereunder; (2) any filings as may be required under the DGCL or the Exchange Act in connection with the Merger; (3) any consents or approvals of or registrations or filings with the Federal Communications Commission (“FCC”), any state public service or public utilities commissions or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries (each, a “State PUC”); and (4) where the failure to obtain such consents or approvals, or to make such notifications, registrations or filings, that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5 Financial Information and SEC Reports; Undisclosed Liabilities.

(a) The Company has timely filed with the Securities and Exchange Commission (the “SEC”) and made available to Buyer all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Reports”). The Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq National Market or any other national stock exchange. The Company has made available to Buyer true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2004 and prior to the date hereof and will, promptly following the receipt thereof, make available to Buyer any such correspondence sent or received after the date hereof. To the Company’s knowledge, as of the date hereof none of the Company SEC Reports is the subject of ongoing SEC review. As of the date hereof, there are no outstanding comments from or unsolved issues raised by the SEC with respect to any of the Company SEC Reports.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. The books and records of the Company have been and are being maintained in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, known or unknown, and whether due or to become due), except for (i) liabilities and obligations to the extent reflected in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2005 or readily apparent in the notes thereto, which balance sheet was filed with the SEC by the Company on March 28, 2006 in its 2005 Annual Report on Form 10-K/A and made available to Buyer (the “2005 Balance Sheet”), (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, or (iii) liabilities and obligations to the extent reflected in the consolidated balance sheet of the Company and its Subsidiaries at June 30, 2006 or readily apparent in the notes thereto, which balance sheet was filed with the SEC by the Company on August 9, 2006 in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and made available to Buyer (the “June 30 Balance Sheet”), (iv) liabilities and obligations set forth in Section 3.5(c) of the Disclosure Letter or (v) liabilities and obligations that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(d) Since the enactment of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.

(e) The management of the Company has (x) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board and to Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting as of the date of such evaluation. Since December 31, 2003, any material change in internal control over financial reporting required to be disclosed in any Company SEC Reports has been so disclosed except as is indicated otherwise in any Company SEC Reports since December 31, 2003.

(f) Since December 31, 2003 and except as is indicated in any Company SEC Report since December 31, 2003, or in Section 3.5(f) of the Disclosure Letter, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof that have no reasonable basis), and (y) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.6 Disclosure Documents.

None of the information included or incorporated by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or on the date mailed to the Company’s shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders’ Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representations regarding any information furnished in writing by Buyer or Merger Sub specifically for inclusion in the Proxy Statement.

Section 3.7 Absence of Changes.

Since December 31, 2005, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice. Since December 31, 2005 and to the date hereof, there has not been any Company Material Adverse Effect.

Section 3.8 Assets and Properties; Network.

(a) Section 3.8(a) of the Disclosure Letter sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries, including all collocation agreements to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.8(a) of the Disclosure Letter, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property, including all such property interests identified in Section 3.8(a) of the Disclosure Letter (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. All leases, including all collocation agreements to which the Company or any of its Subsidiaries is a party, in respect of real property leased by the Company or any of its Subsidiaries are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach or default thereunder, and to the Company’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for such breach or default that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(b) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(c) Section 3.8(c) of the Disclosure Letter sets forth the following information relating to the network of the Company and its Subsidiaries: (i) all switches and switch locations of the Company and its Subsidiaries; (ii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries; (iii) any pending asset sale of any of the foregoing; and (iv) any material agreement, arrangement or understanding with municipalities governing access to municipal rights of way involving payments in excess of $100,000 in any one year. The information provided in Section 3.8(c) of the Disclosure Letter is accurate and complete in all material respects; provided, however, that the operation of the network of the Company and its Subsidiaries is subject to embedded software owned by third parties and licensed to the Company or its Subsidiaries, as to which (unless indicated otherwise in Section 3.8(c) of the Disclosure Letter) the Company has valid licenses as of the date hereof. The Company has provided Buyer with correct and complete copies of all leases with respect to the network of the Company and its Subsidiaries. Each of the network facilities described in Section 3.8(c) of the Disclosure Letter is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

Section 3.9 Other Agreements.

(a) Section 3.9(a) of the Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each contract, agreement, commitment or lease of the Company and its Subsidiaries currently in effect (i) that by its terms is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that materially restricts the conduct of any material line of business by the Company or any of its Subsidiaries, or the ability of any such Person to operate in any geographic area; (iii) relating to the borrowing of money or any guarantee in respect of any indebtedness in excess of $100,000 of any Person (other than any guarantee made by the Company in respect of any real property or personal property leased by any Subsidiary); (iv) that extends “most favored nations” or similar pricing to the counterparty to such contract and such contract involving aggregate payments in excess of $100,000 per year; (v) with respect to employment of an officer or director; (vi) with respect to engagement of a consultant involving payments of more than $100,000 in any one year; (vii) that restricts the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; or (viii) that is an interconnection agreement. Each contract, agreement, commitment or lease of the type described in this Section 3.9(a), whether or not set forth in Section 3.9(a) of the Disclosure Letter, is referred to herein as a “Material Contract”. True, correct and complete copies of all Material Contracts have previously been made available to Buyer.

(b) All of the Material Contracts are in full force and effect, and are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity, and except to the extent that the failure of one or more such Material Contracts to be in full force and effect and enforceable, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such Material Contracts is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default thereunder.

Section 3.10 Environmental Matters.

Each of the Company and its Subsidiaries holds all material licenses, permits and other governmental authorizations required under all applicable Environmental Laws with respect to all of its owned real property and, except for such licenses, permits and other government authorizations the failure to hold, either individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, with respect to all of its leased real property. None of the Company or any of its Subsidiaries is in material violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for such violations with regard to any real property leased by the Company or its Subsidiaries that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. To the Company’s knowledge, there are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries currently or during the last five years that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.

Section 3.11 Litigation.

Except as set forth in Section 3.11 of the Disclosure Letter or that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, there are no actions, suits, proceedings, arbitrations, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court, arbitration tribunal or other Governmental Entity against the Company or any of its Subsidiaries. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or any of its Subsidiaries or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

Section 3.12 Compliance; Licenses and Permits.

(a) Except as set forth in Section 3.12(a) of the Disclosure Letter, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses (including without limitation, (i) the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates; (ii) the rules, regulations, orders, and policies of the FCC and State PUCs; (iii) any and all Universal Service Fund obligations; and (iv) the Communications Assistance to Law Enforcement Act), except in each case for failures to comply that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(b) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, “Permits,” a true, correct and complete list of which is contained in Section 3.12(b)(i) of the Disclosure Letter) that are necessary to conduct their respective businesses as presently being conducted, except for such Permits the failure to hold that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. Except as set forth in Section 3.12(b)(ii) of the Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Difference, (i) such Permits are in full force and effect; (ii) no material violations are or have been alleged in respect of any thereof; (iii) no proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in connection with the right to operate under the Permits; and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such Permit.

(c) The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by the Company or its Subsidiaries (collectively, “Communications Licenses,” a true, correct and complete list of which is contained in Section 3.12(b)(i) of the Disclosure Letter), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Difference. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. As of the date hereof, no action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) fines and/or forfeitures that would, individually or in the aggregate, reasonably be expected to result in a Material Difference. Except as set forth in Section 3.12(c) of the Disclosure Letter, and except as would not reasonably be expected to result in a Material Difference, as of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the knowledge of the Company, no such actions are threatened that, in each case, could result in fines, penalties or other losses.

Section 3.13 Intellectual Property.

(a) Section 3.13(a)(1) of the Disclosure Letter sets forth an accurate and complete list of all registered Marks owned (in whole or in part) by the Company or any of its Subsidiaries (collectively “Company Registered Marks”), Section 3.13(a)(2) of the Disclosure Letter sets forth an accurate and complete list of all registered Patents or pending applications for registered Patents owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the “Company Registered Patents”) and Section 3.13(a)(3) of the Disclosure Letter sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by the Company or any of its Subsidiaries, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Registered Patents, the “Company Registered IP”). Except as set forth on Section 3.13(a)(4) of the Disclosure Letter, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and the Company has not received written notice of the threat of any such action with respect to any of the Company Registered IP. To the knowledge of the Company, the Company Registered IP is valid, subsisting and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Company Registered IP. Except as may be set forth in Section 3.13(a)(5) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has knowingly taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, except for such actions or failures that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(b) Each of the Company and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of all information that constitutes a material Trade Secret of the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, the Company owns exclusively all right, title and interest to the Company Registered IP and all other material Intellectual Property used by the Company or any of its Subsidiaries that is not licensed to the Company or any of its Subsidiaries pursuant to a written license agreement, free and clear of any Encumbrance or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s or such Subsidiary’s ownership of any of such material Intellectual Property. None of such material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or such Subsidiary.

(d) Section 3.13(d)(1) of the Disclosure Letter sets forth a complete and accurate list of all material agreements granting to the Company or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any such Subsidiary other than commercially available standard Software applications used in the Company’s or any such Subsidiary’s operations (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Section 3.13(d)(2) of the Company Disclosure Letter sets forth a complete and accurate list of all material license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in substantially the Company’s standard forms (which have previously been provided to Buyer). Except for such losses or expirations that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, no loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or, to the knowledge of the Company, reasonably foreseeable or, to the knowledge of the Company, threatened in writing. There is no outstanding or, to the Company’s knowledge, threatened (in writing) dispute or disagreement with respect to any Inbound License Agreement or any license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property (collectively, the “Outbound License Agreements”) that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any Inbound License Agreement or any Outbound License Agreement, except for such losses, impairments or rights to terminate, reprice or otherwise modify that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference.

(e) To the knowledge of the Company, the Intellectual Property owned by the Company or any of its Subsidiaries or licensed under the Inbound License Agreements to the Company or any of its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of the Company and its Subsidiaries as each is currently conducted, excluding commercially available standard Software applications used in the Company’s or any such Subsidiary’s operations.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company or any of its Subsidiaries has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such material infringement, misappropriation or violation is occurring or has occurred. To the Company’s Knowledge, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

Section 3.14 Tax Matters.

Except (i) as would not, individually or in the aggregate, reasonably be expected to result in a Material Difference or (ii) as set forth in Section 3.14 of the Disclosure Letter:

(a) Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it within the time and in the manner prescribed by law (with due regard to lawful extensions of time). All such Tax Returns are true, correct and complete in all material respects, and all Taxes owing by the Company or any of its

Subsidiaries, whether or not shown on any Tax Return, have been paid when due. No claim made by any taxing authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction is outstanding or unresolved. The Company and each of its Subsidiaries has made adequate provision on its financial statements included or incorporated by reference in the most recent Company SEC Reports (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax income). There are no Liens with respect to Taxes on any assets or properties of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to any withholding or payroll Tax requirements (including reporting). No person holds Common Stock that is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any holder of Common Stock of any portion of the consideration payable hereunder will result in compensation or other income to such person with respect to which Buyer or the Surviving Corporation would be required to deduct or withhold any Tax. Section 3.14(b) of the Disclosure Letter lists (i) each person that has, to the knowledge of the Company, disposed of any stock of the Company or any of its Subsidiaries on or after January 1, 2006 in a transaction that would constitute a “disqualifying disposition” (as defined in Section 421(b) of the Code), and (ii) each person for whom the transactions contemplated by this Agreement would constitute a disqualifying disposition, in each case identifying the stock disposed of in such transaction and the exercise date and exercise price of the option pursuant to which such stock was acquired.

(c) The Company has made available to Buyer correct and complete copies of all income Tax Returns filed by, and all examination reports and statements of deficiencies issued to, assessed against, or agreed to by, the Company or any of its Subsidiaries for each of its last three taxable years. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.14(c) of the Disclosure Letter. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or threatened in writing. No deficiency for any Taxes has been proposed in writing against the Company or any of its Subsidiaries, which deficiency has not been paid in full. Neither the Company nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign law).

(d) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force, and no extension of time for filing of any Tax Return required to be filed by or on behalf of the Company or any of its Subsidiaries is in force.

(e) Neither the Company nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code (or any similar provision of applicable state, local, or foreign law). Neither the Company nor any of its Subsidiaries has used the installment method under Section 453 of the Code (or any similar provision of applicable state, local or foreign law) to defer any material income to any taxable period ending after the Effective Date. No indebtedness of either the Company or any of its Subsidiaries constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code.

(f) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361. There is no limitation on the utilization by the Company or any of its Subsidiaries of its net operating losses, built-in losses, tax credits or other similar items under Sections 382, 383 or 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign law) or the separate return limitation year rules under the consolidated return provisions of the Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(g) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has ever been (i) a member of an affiliated group filing or required to file a consolidated, combined, or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contact or arrangement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Section 3.15 Labor Relations; Employees.

(a) Except as set forth in Section 3.15(a) of the Disclosure Letter, as of the date hereof: (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice that constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws; (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency; (iii) since December 31, 2003, no labor strikes, disputes, slowdowns, stoppages or lockouts have occurred, are pending, or threatened in writing, involving the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is not a party to or bound by any collective bargaining or similar agreement; and (v) there are no union organizing activities among the employees of the Company. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and no such investigation is in progress.

(b) Section 3.15(b) of the Disclosure Letter contains a list of each pension, profit-sharing or other retirement, bonus, employment, consulting or termination agreement, deferred compensation, change in control, retention, deal bonus, stock option, stock appreciation, stock purchase or other equity based, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, agreement, program or arrangement, as well any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries or any of their ERISA Affiliates sponsor, maintain, or contribute to or is required to be contributed to by the Company and its Subsidiaries or any of their ERISA Affiliates with respect to employees (current and former), directors or consultants of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has or may reasonably be expected to have any liability, whether contingent or direct (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a “Plan”).

(c) Except as set forth in Section 3.15(c) of the Disclosure Letter, the Company has made available to Buyer or Buyer’s counsel a true and complete copy of (i) each Plan (or, to the extent no such copy exists, an accurate description thereof) and all amendments thereto, (ii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Plan, (iii) the most recent IRS determination letter (if any), (iv) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, and (v) for the three most recent years, audited financial statements and actuarial valuations relating to each Plan.

(d) Each Plan has been established and has been operated in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that remains in effect on the date hereof. No event has occurred since the date such favorable determination letter was issued that could reasonably be expected to affect the tax-qualified status of such Plan. Other than routine claims for benefits, there are no governmental audits, actions, claims, lawsuits or arbitrations pending or, to the knowledge of the Company, threatened in writing with respect to any Plan and no facts or circumstances exist that could reasonably be expected to give rise to any such audit, actions, suits or claims.

(e) Except as set forth in Section 3.15(e) of the Disclosure Letter, all required contributions due with respect to any Plan have been made as required under ERISA. The reserves reflected in the 2005 Balance Sheet for the obligations of the Company under all Plans were determined in accordance with GAAP.

(f) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates (i) maintains or has ever maintained a Plan that is or was ever subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA, (ii) is obligated or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Plan is a “multiple employer plan” for purposes of Sections 4063 or 4064 of ERISA.

(g) No event has occurred and no condition exists that would reasonably be expected to subject the Company, any of its Subsidiaries nor any of their ERISA Affiliates to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(h) Except as set forth in Section 3.15(h) of the Disclosure Letter, no Plan provides welfare benefits after termination of employment to any employee, former employee, director or consultant, except to the extent required by Section 4980B of the Code, or applicable state law.

(i) Except as set forth in Section 3.15(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract or agreement, plan, or arrangement, including, without limitation, the execution of this Agreement, the consummation of the transactions or other events contemplated by this Agreement, concerning any person that, individually or collectively with other similar agreements, and taking into account any transactions or payments contemplated by this Agreement, could reasonably be expected to give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code. No Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, either standing alone or in combination with any subsequent event, will (A) result in any payment becoming due to any current or former employee or director of the Company after the date of this Agreement; (B) increase any benefits otherwise payable under, or result in any other material obligation pursuant to, any Plan; (C) result in the acceleration of time of payment or vesting of any such benefits to any extent or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under any Plan; or (D) limit or restrict the right of the Company to merge, amend or terminate any Plan.

(j) Section 3.15(j) of the Disclosure Letter identifies each nonqualified deferred compensation plan, within the meaning of Section 409A(d)(1) of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) in connection with the Company may have any liability with respect to current or former employees and directors (each a “NQDC Plan”). With respect to each NQDC Plan, it either (i) has been operated in full compliance with Code

Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and the proposed regulations at 70 Fed. Reg. 57930 (October 4, 2005). No NQDC Plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code.

Section 3.16 Transactions with Related Parties.

Except as set forth in Section 3.16 of the Disclosure Letter, since January 1, 2006 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17 Brokers.

No agent, broker, investment banker, Person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries, other than The Blackstone Group, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby. The fees and expenses due to The Blackstone Group are as set forth in the agreements between such firm and the Company, true, correct and complete copies of which have been delivered to Buyer.

Section 3.18 Insurance.

Section 3.18 of the Disclosure Letter contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section 3.18 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, exhaustion of limits, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all material claims thereunder (i) have been filed in due and timely fashion, and (ii) have been accepted by the insurer. There have been no denials or reservations of rights of any such material claims.

Section 3.19 Suppliers.

Except as set forth in Section 3.19 of the Disclosure Letter, and except for disputes that, individually or in the aggregate, do not or would not reasonably be expected to result in a Material Difference, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (a) has received any written notice of, or has any reason to believe that there are, any outstanding or threatened disputes with any supplier or vendor (including local and long distance carriers) that have not been paid or otherwise resolved without any further payment or obligation being due from the Company or any of its Subsidiaries, or (b) has any reason to believe that there exist any reasonable grounds for any such dispute.

Section 3.20 Takeover Statutes.

Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions required to be taken by it in order to exempt this Agreement, the voting agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger, the voting agreements or any of the transactions contemplated hereby and thereby. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United

States apply to this Agreement or the voting agreements or any of the transactions contemplated hereby and thereby.

Section 3.21 Opinion of Financial Advisor.

The Company has received the opinion of The Blackstone Group that, as of the date hereof, the Common Stock Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock, and such opinion has not been withdrawn or revoked or otherwise modified as of the date of this Agreement.

Section 3.22 Rights Agreement.

The Company has taken all action necessary or appropriate under its Rights Agreement to ensure that the execution of this Agreement and consummation of the transactions contemplated hereby, including the Merger, do not and will not result in the ability of any person to exercise any Rights or enable or require such Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power.

Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer has made available to the Company true, complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

Section 4.2 Authority; Approvals.

The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate power and authority have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

Section 4.3 Conflicts; Consents.

(a) The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, and compliance by Buyer and Merger Sub with the terms and provisions hereof, does not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub; (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event that, with or without notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound; or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder; (B) any filings as may be required under the DGCL in connection with the Merger; (C) the consents or approvals of or registrations or filings with the FCC, any State PUC and any Municipal Franchising Authority having regulatory authority over the business of Buyer and its Subsidiaries as conducted in any given jurisdiction in connection with the transactions contemplated hereby; (D) any filings that may be required under securities Laws; and (E) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4 Disclosure Documents.

None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or mailed to the Company’s shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders’ Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Brokers.

Except for Jefferies & Company, Inc., no agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

Section 4.6 Litigation.

There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or Merger Sub or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Buyer or Merger Sub to perform its obligations hereunder, or prevent or materially delay the consummation of the Merger.

Section 4.7 Operations of Merger Sub.

Merger Sub is a wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.8 Financing Wherewithal.

Buyer will have at the Closing and at the Effective Time sufficient funds available to permit Buyer to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated hereby.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Conduct of Business.

(a) From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Letter, as expressly permitted or required by this Agreement, as required by applicable Law or as otherwise consented to by Buyer in writing, the Company shall, and shall cause each of its Subsidiaries to, operate its business only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, including the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates, and the implementing rules, regulations, orders, and policies of the FCC and each State PUC, and without limitation of the foregoing, shall use its commercially reasonable efforts to do the following:

(i) Preserve intact the present organization of the Company and its Subsidiaries;

(ii) keep available the services of the present officers and employees of the Company and its Subsidiaries;

(iii) preserve the Company’s and its Subsidiaries’ goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv) continue all current sales, marketing and other promotional policies, programs and activities of the Company and its Subsidiaries;

(v) maintain the assets of the Company and its Subsidiaries in good repair, order and condition;

(vi) maintain the Company’s and its Subsidiaries’ insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be; and

(vii) promptly notify Buyer of any material federal, state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Buyer or any of its Subsidiaries in respect of any Tax matter.

(b) Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Letter, as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer, directly or indirectly do any of the following:

(i) knowingly cause or knowingly permit (to the extent that the Company or any of its Subsidiaries has any control over such action being taken) to be taken any act, event or change that would reasonably be expected to have a Company Material Adverse Effect;

(ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, in either case, other than capital lease obligations permitted within the limitations set forth in Section 5.1(b)(viii) below;

(iii) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(iv) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than dividends from one Company Subsidiary to another Company Subsidiary or to the Company;

(v) (A) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (B) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; (C) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the exercise of Warrants or Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement); or (D) cause to become effective its 2006 Employee Stock Purchase plan;

(vi) sell, assign, pledge, encumber, transfer or otherwise dispose of any Company Registered IP or any other material asset of the Company or any of its Subsidiaries;

(vii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets, other than acquisitions of inventory, equipment and supplies in the ordinary course of business;

(viii) incur any capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries (including IT Expenditures), except for capital expenditures, capital lease obligations or commitments or additions of at least $1,500,000 in the aggregate per calendar month (commencing October, 2006) from and after the date hereof as mutually agreed by the Company and Buyer (whether or not such expenditures, commitments or additions were heretofore planned by the Company);

(ix) except in each case for regular annual salary increases or promotions in the ordinary course of business and except as specified in Section 5.1 of the Disclosure Letter, (A) increase the compensation of current or former directors, employees or consultants of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) or (B) increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $100,000, (C) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries; (D) pay or commit to pay any retention, transaction bonus, severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of any Plan; (E) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries; (F) adopt or make any commitment to adopt any additional employee benefit plan or other arrangement that would be a Plan if it were in existence on the date of this Agreement; (G) make any contribution to any Plan, other than (1) regularly scheduled mandatory contributions and (2) contributions (excluding discretionary matching or profit sharing contributions) required pursuant to the terms thereof or applicable Law; (H) except as necessary so as to comply with subclause (J) below or Section 5.14(c), amend, extend or terminate (or make any commitments to amend, extend or terminate) any Plan, except for amendments required by applicable Law; (I) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries other than advances of travel and entertainment expenses to current directors, officers and employees in the ordinary course; or (J) allow for the commencement of any new offering periods under the Company Employee Stock Purchase Plan.

(x) change the independent public accountants of the Company and its Subsidiaries or, except as required by GAAP or applicable Law, change the accounting methods or accounting practices followed by the Company;

(xi) make or change any material Tax election, incur any material liability for Taxes other than in the ordinary course of business, adopt or change any accounting period or method, file an amended Tax Return, enter into any closing agreement, settlement, or compromise with respect to any Tax claim or assessment related to the Company or any of its Subsidiaries, knowingly surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xii) enter into, amend, modify or consent to the termination of, or fail to perform any material obligation under, any Material Contract (including entering into any network or other agreements that cannot be terminated without penalty upon thirty days’ or less notice), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any such Material Contract;

(xiii) (x) pay, discharge, settle or compromise any material claim, action, proceeding or investigation for an amount in excess of $100,000 individually or $250,000 in the aggregate, except to the extent reserved against in the most recent consolidated financial statements included in the Company SEC Reports filed prior to the date hereof (and existing as of the date hereof in accordance with GAAP); (y) settle, compromise or cancel any material debts owed to or claims held by them (including the settlement of any claims or litigation) except in the ordinary course consistent with past practice or (z) consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xiv) enter into any new line of business;

(xv) take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or Municipal Franchising Authority or any other Governmental Entity other than in the ordinary course of the operation of the business, or discontinue or withdraw any authorized service or voluntary relinquish any Permits or Communications Licenses; or

(xvi) knowingly take or agree in writing or otherwise take any of the actions described in (i) through (xv) above or any other action that would reasonably be expected to delay or prevent the satisfaction of any condition to closing set forth in Article VI.

Section 5.2 Access and Information; Confidentiality.

(a) From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company and its Subsidiaries, including environmental site assessments in respect of owned real property, as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and its Subsidiaries and their respective properties, books, records and commitments. The Company shall promptly furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company and its Subsidiaries or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. The Company shall promptly advise Buyer orally and in writing if the Board of Directors of the Company has reason to believe that a change, effect, event, occurrence, state of facts or development constitutes a Material Difference or that a Company Material Adverse Effect has occurred or is reasonably likely to occur. All access and investigation pursuant to this Section 5.2 shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries. During the period prior to the Closing Date, the Company shall provide Buyer consolidated monthly balance sheets, statements of operations, stockholders’ equity and cash flows within fifteen calendar days after the end of each month.

(b) The parties hereto will hold any non-public information regarding the other parties, their Subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.3 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, but in no event later than ten (10) days after the date hereof (subject to the last sentence of this paragraph), the Company (in consultation with Buyer) shall prepare and the Company shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will cause the Proxy Statement and all other documents it is responsible for filing in connection therewith to comply as to form in all material respects with all applicable provisions of applicable Law. The Company shall provide to Buyer the opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement and the Company shall take into good faith consideration all of Buyer’s reasonable comments to each version of or amendment to the Proxy Statement. Buyer shall furnish all information concerning it as may reasonably be requested by the Company in connection with the preparation of the Proxy Statement. Neither the initial preliminary or any subsequent version of, or any amendment or supplement to, the Proxy Statement will be filed by the Company without Buyer’s prior written consent, which shall not be unreasonably delayed or withheld.

(b) The Company shall notify Buyer promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Buyer with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates that should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Buyer promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event that should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required.

Section 5.4 Company Stockholders’ Meeting.

The Company, acting through its Board of Directors, shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (the “Company Stockholders’ Meeting”); provided that the Proxy Statement shall be mailed to Company stockholders no later than ten (10) days after the SEC has indicated that it has no further comments to the Proxy Statement. Subject to Section 5.5(b), the Company shall, through its Board of Directors, (i) recommend to its stockholders adoption of this Agreement and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.4 shall not be affected by, and the Company shall proceed to convene and hold the Company Stockholders’ Meeting notwithstanding, (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.5 Acquisition Proposals.

(a) The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal and to request the prompt return or destruction of all confidential information previously furnished to any such parties. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, knowingly encourage or take any other action to knowingly facilitate (including by way of furnishing or disclosing information) any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal; (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) that requires, or is intended to or that could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal; or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to the adoption of this Agreement by the Required Company Stockholders, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 5.5, the Company may, if its Board of Directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.5(b), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been provided to Buyer or is provided to Buyer prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold, withdraw (or modify or change in a manner adverse to Buyer or Merger Sub), or publicly propose to withhold or withdraw (or modify or change in a manner adverse to Buyer or Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of, this Agreement, the Merger or the other transactions contemplated by this Agreement or make any other public statement inconsistent with such recommendation or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.5(a)) (an “Acquisition Agreement”) or that is intended to or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Required Company Stockholders, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 5.5; (ii) no such Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Buyer’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Buyer that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity(ies) of the Person or group making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period) and representing that the Company has complied with this Section 5.5; (iii) during such three (3) Business Day period, the Company shall negotiate with Buyer in good faith to make such amendments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement as so amended and not make a Company Adverse Recommendation Change; and (iv) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Buyer makes a proposal to amend the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its outside counsel and with financial advisors of nationally recognized reputation) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3 hereof.

(c) Promptly on the date of receipt thereof, the Company shall advise Buyer orally and in writing of any request for information or any Takeover Proposal, and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations, and the Company shall promptly on the date of receipt thereof provide to Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep Buyer fully and promptly informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, Takeover Proposal or inquiry and keep Buyer fully and promptly informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.5(b).

Section 5.6 Reasonable Best Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section 5.6(b) hereof, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all lawful things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date hereof and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within its control, including, without limitation, the following: (i) making the requisite filings pursuant to the HSR Act; (ii) making all necessary notifications required by and filing all necessary applications with the FCC seeking the consent of the FCC to the transfer of the Permits and Communications Licenses issued by the FCC to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “FCC Consents”); (iii) making all necessary notifications required by and filing all necessary applications with the State PUCs seeking the consent of the applicable State PUC to the assignment of the Permits and Communications Licenses issued or granted by such State PUC to the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “State PUC Consents”); and (iv) making all necessary notifications required by and filing all necessary applications with each Municipal Franchising Authority seeking the consent of the Municipal Franchising Authority to the transfer of the Permits and Communications Licenses issued by the Municipal Franchising Authority to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “Municipal Franchising Authority Consents”). Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b) In furtherance and not in limitation of the foregoing, each of the parties hereto will use its reasonable best efforts to (i) make or cause to be made the applications or filings required to be made by Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or with respect to the FCC Consents, PUC Consents, and Municipal Franchising Authority Consents, and to pay any fees due of it in connection with such applications or filings, within ten (10) days after the date hereof (but in the case of HSR filings, fifteen (15) days after the date hereof); and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act or with respect to the FCC Consents and PUC Consents for additional information, documents or other materials received from the Federal Trade Commission, the Department of Justice, the FCC or any State PUC in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. For purposes hereof, it is understood and agreed that Buyer and its counsel will prepare the applications and related materials necessary to apply for the State PUC approvals and thereafter use its reasonable best efforts to file and prosecute such applications; and the Company’s obligation hereunder with respect to seeking PUC approvals is to use its reasonable best efforts to cooperate with and assist Buyer in such process. Each party hereto shall promptly inform the others of any communications from any Governmental Entity regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, Buyer shall be under no obligation whatsoever to take any action requested by any Governmental Entity in order to consummate the Merger or other transactions contemplated by this Agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a Governmental Entity may request that would require Buyer or its Subsidiaries (i) to forgo revenue through the provision of free or reduced rate services (measured by Buyer’s or its Subsidiaries’ standard rates) or otherwise of more than $10,000,000 over any three year period or (ii) to expend any amount that, when combined with any such forgone revenue, exceeds $10,000,000 in the aggregate.

(c) Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries to, maintain the validity of the Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC, and State PUCs. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (a) refrain from taking any action that may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses; (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof; and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its Subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

(d) The parties shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the Nasdaq National Market and terminate registration of the Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

(e) Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

(f) The Company shall reasonably cooperate with Buyer, to the extent reasonably requested by Buyer in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement, including without limitation: (i) reasonably cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents; (ii) make senior management of the Company reasonably available for meetings and due diligence sessions; (iii) reasonably cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence; (iv) if expressly authorized and requested by Buyer in writing to do so, enter into customary agreements with underwriters, initial purchasers or placement agents, provided that no such agreement shall have any effect or be binding on the Company unless and until the Effective Time; and (v) if expressly authorized and requested by Buyer in writing to do so, enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens; provided that no such agreement, document, waiver or certificate shall have any effect or be binding on the Company unless and until the Effective Time; provided that none of the Company or any Subsidiary shall be required to pay any commitment or similar fee or incur any other liability in connection with any such third-party financing prior to the Effective Time, and, provided further that Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. It is expressly understood and agreed that, notwithstanding anything to the contrary herein or elsewhere, neither Buyer nor Merger Sub nor any other Person shall have a claim against any of the Company, its Subsidiaries, its and their directors, officers, employees and advisers and Company stockholders and affiliates, and none of such Persons shall have any liability to any Person, based upon, resulting from or otherwise arising out of any compliance or non-compliance or breach or otherwise with or under the provisions of this Section 5.6(f), and none of Buyer or Merger Sub may raise any such compliance or non-compliance or breach as a defense or mitigating factor or otherwise to any claim by the Company or its stockholders for breach of this Agreement.

Section 5.7 Public Announcements.

The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.8 Indemnification of Directors and Officers.

(a) For not less than six years from and after the Effective Time, Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s amended and restated certificate of incorporation and amended and restated by-laws and indemnification agreements, if any, in existence on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time; provided, however, that Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) Immediately before the Closing, the Company or Buyer shall purchase, and Buyer and the Surviving Corporation shall provide to the Covered Persons, a fully prepaid insurance and indemnification policy (“D&O Insurance”) in amount and scope not materially less favorable in the aggregate than those in the D&O Insurance policy in effect on the date hereof, that provides coverage for events occurring on or before the Effective Time and that remains in effect until at least the sixth anniversary of the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The Company represents that the current annual premiums paid by the Company in respect of D&O Insurance are as set forth in Section 5.8(b) of the Disclosure Letter.

(c) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Buyer or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Covered Person or indemnitee and his or her heirs and representatives.

Section 5.9 Expenses.

Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Buyer and the Company) and as otherwise provided in Section 7.3, each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

Section 5.10 Section 16 Compliance.

Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and whose transactions are eligible for exemption under Rule 16b-3.

Section 5.11 Supplemental Information.

The Company shall give prompt notice to Buyer of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any Company Material Adverse Effect or the occurrence of any event or events that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) the Company becoming aware of any facts, matters or circumstances that would cause any condition to the obligations of Buyer or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (iv) the occurrence or existence of any event that would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to Buyer.

Section 5.12 Tax Matters.

To the extent permitted under applicable law, the parties hereto agree to treat the Option Cancellation Payments with respect to the Options pursuant to Sections 2.1(e) and 2.2(g) of this Agreement as being allocable to the portion of the Effective Date after the Effective Time and, accordingly, that any federal income tax deduction related to such payments shall be reflected on the Company’s federal income Tax Return for the taxable period beginning on the day after the Effective Date (and in a consistent manner on any applicable state, local, or foreign income Tax Returns).

Section 5.13 State Takeover Statutes; Rights Agreement.

(a) Buyer, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

(b) The Board of Directors of the Company shall take all action to the extent necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Buyer, (i) amend or waive any provision of the Rights Agreement; or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Takeover Proposal with respect to the Company.

Section 5.14 Employee Benefit Matters.

(a) Buyer hereby agrees that it shall provide (or cause the Surviving Corporation to provide) health benefits to any employees of the Company and its Subsidiaries that are offered (and accept) continued employment by the Surviving Corporation, Buyer or its Subsidiaries under an arrangement substantially similar to that provided to Buyer’s or its Subsidiaries’ similarly-situated employees.

(b) Employees of the Company and its Subsidiaries that are offered (and accept) employment with the Buyer and its Subsidiaries, and their eligible dependents, shall receive credit for all purposes (including, without limitation, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, program or arrangement established or maintained by Buyer, the Surviving Corporation or any of their respective Subsidiaries for service accrued or, in accordance with policies in effect on the date hereof, deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries to the extent that such service was credited under the analogous plan of the Company and its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and that in no event shall such service be required to be counted with respect to any equity incentive award or for purposes of benefit accrual under any defined benefit pension plan. In addition, for purposes of participation by employees of the Company and its Subsidiaries that are offered (and accept) continued employment with the Buyer, Surviving Corporation or their respective Subsidiaries, and their eligible dependents, in any medical plan of Buyer or its Subsidiaries, Buyer or its applicable Subsidiary shall waive any preexisting condition limitations to the extent waived under the applicable medical plan of the Company and, with respect to the plan year in which such employees first participate in such medical plan, shall credit such employees for any out-of-pocket expenditures, deductibles and employee contributions that were credited under any predecessor medical plan of the Company or any of its Subsidiaries for such plan year.

(c) Buyer hereby agrees that following the Effective Time it shall, or shall cause the Surviving Corporation and its Subsidiaries to, offer to pay, subject to receipt of a general release in customary form, severance benefits of two weeks base salary and health insurance benefits (with the terminated employee paying the employee’s portion of the monthly health insurance premium) plus two weeks of base salary and such health insurance benefit for each full or partial year (in excess of the first full year) of employment with the Company or any of its Subsidiaries to (i) management employees of the Surviving Corporation and its Subsidiaries whose employment with any of the Surviving Corporation, Buyer or any of their respective Subsidiaries is terminated by the Surviving Corporation, Buyer or any of their respective Subsidiaries without cause within 90 days after the Closing Date and (ii) employees who terminate their employment with the Surviving Corporation, Buyer or any of their respective Subsidiaries within 90 days after the Closing Date whose continued employment is conditioned upon their accepting a reduction in base salary as in effect on the date hereof or their principal place of employment being moved to a location more than 50 miles from their principal place of employment as of the date hereof. For purposes of determining the amount of their minimum severance benefits under this Section 5.14(c), employees of the Company and its Subsidiaries shall receive credit for all service accrued and, in accordance with policies in effect on the date hereof, deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries. Notwithstanding the foregoing, an employee who is entitled under the WARN Act to notice of the termination of such employee’s employment and who is terminated prior to the expiration of such notice period shall not be entitled to severance upon such termination except to the extent the amount of severance otherwise provided for herein with respect to such employee exceeds the amount payable to such employee in satisfaction of any WARN Act obligations (and the Company shall prior to Closing and to the extent permitted by Law amend any Plan or policy regarding severance as necessary in order to give effect thereto).

(d) From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all contracts of the Company and its Subsidiaries as in effect immediately prior to the date hereof between the Company or any of its Subsidiaries and any current or former employees or directors of the Company or any of its Subsidiaries as well as any commitments of the Company or any of its Subsidiaries made after the date hereof and consented to by Buyer to any current employees or directors of the Company.

(e) During the period commencing on the date of this Agreement and ending on the Effective Time, the Company shall use reasonable best efforts to file any and all outstanding annual reports on Form 5500 in respect of the Plans with the United States Department of Labor (“DOL”) under the DOL’s Delinquent Filer Voluntary Compliance Program and shall deliver to Buyer any such filings for review and comment prior to submission.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent to Obligations of Each Party.

The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

(b) No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(c) HSR. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(d) Other Governmental Approvals. (i) All consents, approvals or orders of, authorizations of, or actions by the FCC, including the FCC Consents and (ii) all State PUC approvals under the Laws of the Requisite Jurisdictions to consummate the Merger and the other transactions contemplated hereby shall have been obtained; provided, however, that no such FCC Consent or State PUC approval shall impose or be conditioned upon Buyer’s, Merger Sub’s or their Affiliates’ agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Buyer, Surviving Corporation or any of their Affiliates in the reasonable judgment of Buyer.

Section 6.2 Conditions Precedent to Obligations of Buyer and Merger Sub.

The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Representations and Warranties.

(i) Each of the Company’s representations and warranties set forth in this Agreement shall have been true and correct on and as of the date of this Agreement and, except where the failure or failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each of the Company’s representations and warranties set forth in this Agreement shall be true and correct (without giving effect for any materiality or Material Difference qualification) on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, that the Company’s representations and warranties set forth in Section 3.2 (Authority; Approvals), the second sentence of Section 3.7 and Section 3.17 (Brokers) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

(ii) Notwithstanding the foregoing, if the Company notifies Buyer in writing (a “Misrepresentation Notice”) after the date hereof that one or more of the Company’s representations and warranties set forth herein shall not have been true and correct on and as of the date of this Agreement, specifying in detail which representations and warranties were not so true and correct and disclosing all information necessary to make such representations and warranties so true and correct as well as all such additional information that Buyer may request in connection therewith, then the Buyer shall have twenty (20) Business Days from the date of such disclosure to elect to terminate this Agreement. If Buyer so elects to terminate this Agreement, then this Agreement shall thereupon terminate, which termination shall for all purposes be deemed to be a termination in accordance with Section 7.1(d)(i). If Buyer does not so elect to terminate this Agreement prior to the end of such twenty (20) Business Day period, then the failure of the representations and warranties the subject of a Misrepresentation Notice to be true and correct on and as of the date of this Agreement as described therein shall be deemed waived for all purposes hereof and the condition set forth in Section 6.2(a)(i) above with respect to such representations and warranties shall be deemed satisfied. Each Misrepresentation Notice delivered to Buyer hereunder shall itself be a representation and warranty made by the Company to Buyer and Merger Sub for all purposes hereof and Buyer’s and Merger Sub’s obligation to effect the Merger shall be conditioned on the Misrepresentation Notice and all information delivered to Buyer in connection therewith being true and correct on and as of the date of the delivery thereof to Buyer.

(b) Pending Orders. There shall not be pending before any court of competent jurisdiction, and no Governmental Entity shall have initiated any proceeding that is pending, seeking any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent) prohibiting the consummation of the Merger.

(c) Governmental Approvals. Each of the consents, approvals, orders, authorizations and actions referenced in Section 6.1(d)(i) shall have become a Final Order.

(d) Performance of Obligations. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement (other than Section 5.6(f)) that are required to be performed or complied with by it prior to or at the Closing Date.

(e) Closing Certificate. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in Sections 6.2(a) and 6.2(d) have been satisfied.

(f) Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(g) Performance Measure. The Performance Measure shall have been at least $12,000,000.

(h) FIRPTA Certificate. Buyer shall have received (i) certification from the Company, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (ii) a copy of the notice of such certification provided by the Company to the IRS in accordance with the provisions of Treasury Regulations §1.897-2(h)(2) and a certified mail receipt indicating the mailing of such notice.

(i) Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, which shall be effective as of immediately after the Effective Time, unless specified by Buyer no later than five Business Days prior to Closing.

(j) Liens. The liens set forth on Section 6.2(j) of the Disclosure Letter shall have been released and all financial statements related to such liens shall have been terminated.

Section 6.3 Conditions Precedent to Obligations of the Company.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in this Agreement (without giving effect to any “material” or “materiality” qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer and Merger Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c) Closing Certificate. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company:

(i) if this Agreement is not adopted by the Required Company Stockholders at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated Sections 5.3, 5.4 or 5.5);

(ii) if the Merger shall not have been consummated by January 31, 2007, (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) if there shall be any final non-appealable order, decree, ruling or other action issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

(c) by the Company:

(i) if Buyer or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer or Merger Sub such that the closing condition set forth in

Section 6.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Buyer or Merger Sub within twenty (20) Business Days after Buyer or Merger Sub receives written notice of such breach from the Company;

(ii) or if, prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such action is required to comply with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, (C) the Company has complied with Sections 5.3, 5.4 and 5.5 and (D) at the time of such termination, Buyer has received the fee set forth in Section 7.3, provided that the Company’s Board of Directors shall only be able to terminate this Agreement pursuant to this clause (ii) after three (3) Business Days following Buyer’s receipt of written notice advising Buyer that the Company’s Board of Directors is prepared to do so, and only if, during such three (3) Business Day period, the Company and its advisors shall have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the parties hereto to proceed with the transactions contemplated herein on such adjusted terms.

(d) by Buyer:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(d) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Buyer or Merger Sub; or

(ii) if, prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) a Company Adverse Recommendation Change shall have occurred; (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby; (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Buyer requests in writing that such recommendation or determination be reaffirmed; (D) a tender or exchange offer relating to any shares of Common Stock will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby; or (F) the Company has breached any of its obligations under Sections 5.3 or 5.4 to call, give notice of, convene and hold the Company Stockholders’ Meeting and timely mail the Proxy Statement as contemplated thereby, which has not been cured (or is not capable of being cured) within ten (10) Business Days following receipt by the Company of written notice of such breach.

Section 7.2 Effect of Termination and Abandonment.

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Article VII and other than Sections 5.2(b) (Confidentiality), 5.7 (Public Announcements), 5.9 (Expenses), and Articles VIII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.3 Termination Fee.

(a) If this Agreement shall be terminated pursuant to:

(i) Section 7.1(b)(i), 7.1(b)(ii) or 7.1(d)(i) and (x) at any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (y) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or

(ii) Section 7.1(c)(ii) or 7.1(d)(ii) hereof,

then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(a), upon the consummation of a transaction referenced in clause (y) thereof, (2) in the case of termination pursuant to Section 7.1(d)(ii), not later than the close of business on the Business Day following such termination, or (3) in the case of termination pursuant to Section 7.1(c)(ii), on the date of such termination, pay Buyer a non-refundable fee in an amount equal to six million two hundred fifty thousand dollars ($6,250,000) (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer. For purposes of this paragraph (a), “Takeover Proposal” shall have the meaning assigned to such term in Section 9.1, except that all references to “15%” shall be changed to “35%”.

(b) If this Agreement is terminated under any of the circumstances described in Section 7.3(a) (but with respect to Section 7.3(a)(i), without regard to whether any of the circumstances described in clause (y) thereof have occurred), the Company shall reimburse Buyer for all its documented out-of-pocket fees and expenses up to a maximum amount of $1,250,000 (including attorney’s fees and any commitment and other fees payable by Buyer under any financing commitment letter Buyer has secured) incurred in connection herewith and the transactions contemplated hereby (the “Company Expense Reimbursement Amount”), which reimbursement shall be made in cash by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer, not later than the close of business on the fifth (5th) Business Day following such termination. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that both the Termination Fee and the Company Expense Reimbursement Amount are paid by the Company pursuant to this Section 7.3, the Termination Fee and Company Expense Reimbursement Amount shall be Buyer’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c) If the Company fails to promptly pay the Termination Fee or the Company Expense Reimbursement Amount, and, in order to obtain such payment Buyer commences a suit that results in a judgment against the Company for the Termination Fee or the Company Expense Reimbursement Amount, the Company shall pay to Buyer its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the Termination Fee at a rate equal to the prime rate announced from time to time by Wachovia Bank, National Association plus 3% per annum.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement.

This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

Section 8.2 Assignment and Binding Effect; Third Party Beneficiaries.

(a) This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to (i) assign this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment) and (ii) from and after the Effective Time, grant a collateral security interest in its rights hereunder to its lenders. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

(b) Except as provided in Section 5.8(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries of this Agreement; provided, however, that from and after the Effective Time, the Stockholders, the Option Holders and the Warrant Holders shall be deemed third-party beneficiaries solely for purposes of, and with respect to, the right to receive, respectively, the Common Stock Consideration, the Option Cancellation Payments and the Warrant Cancellation Payments in accordance with Article II.

Section 8.3 Notices.

Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Buyer, Merger Sub or the Surviving Corporation:

Cavalier Telephone Corporation

2134 West Laburnum

Richmond, Virginia 23227

Attn: Brad A. Evans, President

Facsimile: 804.254.9029

with a copy to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attn: Leonard Q. Slap

Facsimile: 617.227.4420

If to the Company:

Talk America Holdings, Inc.

6805 Route 202

New Hope, Pennsylvania 18938

Attn: Aloysius T. Lawn IV

Facsimile: 215.862.1960

with a copy to:

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

Attn: Jonathan C. Stapleton

Facsimile: 212.310.1745

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

Section 8.4 Amendment and Modification; Waiver.

(a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5 Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICTS OR CHOICE OF LAW PROVISIONS THEREOF THAT WOULD GIVE RISE TO THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

(b) All actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any action, suit or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 8.6 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.7 Severability.

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

Section 8.8 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.9 Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Non-Survival of Representations and Warranties.

Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

Section 8.11 Disclosure Letter.

The representations and warranties contained in Article III are qualified by reference to the Disclosure Letter. A matter set forth in one section of the Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Letter to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Letter may include items or information that the Company is not required to disclose under this Agreement, (ii) inclusion of information in the Disclosure Letter shall not be construed as an admission that such information is material to the Company and (iii) without limitation of the foregoing, the information required to be disclosed by this Agreement and the dollar thresholds set forth herein shall not be used as a basis for interpreting the term,

“Company Material Adverse Effect” or other similar terms in this Agreement. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Letter shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Letter for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Letter.

ARTICLE IX

DEFINED TERMS; INTERPRETATION

Section 9.1 Defined Terms.

As used in this Agreement, the terms set forth below shall have the following meanings:

(a) “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(b) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Delaware.

(c) “Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(f) “Company Material Adverse Effect” means any event, change or effect regarding or affecting the Company and its Subsidiaries that has had, or would reasonably be expected to have, a material adverse effect on either:

(A) the business, operation, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than such event, change or effect resulting from (i) changes in unbundled network element availability and rates consistent and in accordance with the rules, regulations and Laws established, applied or implemented by the FCC or applicable State PUC’s, (ii) occurrences, changes or conditions relating to or affecting the United States economy or securities or financial markets generally or the industries in which the Company operates that in either case do not disproportionately affect the Company and its Subsidiaries relative to similarly situated companies, (iii) the announcement or consummation of this Agreement, the Merger or the transactions contemplated hereby or compliance with the terms hereof, (iv) changes in applicable Laws or the application thereof after the date hereof that do not disproportionately affect the Company and its Subsidiaries relative to similarly situated companies, (v) changes in GAAP after the date hereof or (vi) any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries, including Buyer’s unreasonably withholding its consent to the Company’s taking any action otherwise prohibited under Section 5.1(b)(vii), (xii) or (xiii); or

(B) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) “Confidentiality Agreement” means the letter agreement, dated as of July 19, 2006 between the Company and Buyer, as amended by the Company’s email correspondence to Buyer dated August 14, 2006.

(h) “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of Capital Securities, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the Capital Securities of a Person.

(i) “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(j) “Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(l) “ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member; (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person; or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member, any of which includes or included the Company or a Subsidiary of the Company.

(m) “Final Order” means an action or decision that has been granted by the FCC or any State PUC or Municipal Franchise Authority as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed; (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (c) neither the FCC nor the issuing State PUC or Municipal Franchise Authority, as appropriate, has the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed; and (d) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

(n) “GAAP” means United States generally accepted accounting principles.

(o) “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(p) “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(q) “Intellectual Property” means any and all of the following in the United States or any other jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent rights, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, amendments divisionals, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) all works of authorship, copyrights, and moral rights, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) all trade secrets and confidential information (including ideas, research and development, know-how, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technologies, processes, formulae, algorithms, architectures, layouts, look-and-feel, designs, specifications, and methodologies, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) all software, including source code, executable code, data, databases, Web sites, firmware, and related documentation (collectively, “Software”); and (vii) all other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Marks, Copyrights, Trade Secrets or Software.

(r) “IT Expenditures” means any capital expenditures or commitments or additions, whether tangible or intangible, relating to or arising out of the Company’s or any of its Subsidiaries’ information technology infrastructure (including, without limitation, network software and hardware, back-office systems and related items), but does not include software development costs.

(s) “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge, after due inquiry, of any of the individuals listed in Section 9.1(s) of the Disclosure Letter.

(t) “Laws” means all foreign, federal, state and local constitutions, statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(u) “Letter of Transmittal” means (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Paying Agent by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(v) “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

(w) “Material Difference” means with respect to a representation and warranty so qualified, any Undisclosed Conditions with respect to such representation and warranty that, when added to the amount of all Undisclosed Conditions of all other representations and warranties so qualified, equals or exceeds $7,500,000.

(x) “Municipal Franchising Authority” means any municipal Governmental Entity with authority over the Company and its Subsidiaries.

(y) “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Option.

(z) “Option Holder” means a Person holding Options.

(aa) “Options” means the issued and outstanding options to purchase shares of Common Stock granted pursuant to a Stock Plan.

(bb) “Paying Agent” means a financial institution selected by Buyer, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(cc) “Performance Measure” means the consolidated operating income of the Company and its consolidated Subsidiaries for the Company’s fiscal quarter ending September 30, 2006 as included in the Company’s consolidated financial statements included in its Quarterly Report for the quarter ending September 30, 2006 and filed with the SEC, plus the amounts of each of the following included in such operating income for such quarter:

(i) depreciation and amortization, stock-based compensation expense and losses on the sale of property and equipment;

(ii) all legal, accounting and financial advisor fees (including any fairness opinion fees) and expenses incurred in the preparation, negotiation, approval or performance of this Agreement or otherwise in connection herewith;

(iii) any amounts that may be required to be accrued by reason of the execution of this Agreement or the transactions contemplated hereby;

(iv) any expenses or charge related to the impairment of assets or goodwill;

(v) any charges or accruals related to any minimum contractual commitments; and

(vi) any charges or accruals related to the reconciliation of NT Corporation network cost accruals;

minus the amount of any gains on the sale of property and equipment included in such operating income for such quarter.

(dd) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(ee) “Release” when used in connection with Hazardous Substances, has the meaning ascribed to that term in 42 U.S.C. § 9601(22).

(ff) “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(gg) “Requisite Jurisdictions” means Delaware, Georgia, Maryland, Michigan, New York, Ohio, Pennsylvania and Virginia and each other state where the failure to obtain the requisite State PUC approval would materially disrupt or interfere with Buyer’s, the Surviving Corporation’s or their respective Subsidiaries’ businesses or operations or otherwise subject any of them to fines or other material sanctions.

(hh) “Restricted Stock” means any outstanding share of Common Stock issued by the Company pursuant to a Stock Plan or otherwise that is subject to vesting or other ownership or transfer restrictions imposed by the Company (other than transfer restrictions pursuant to federal or state securities laws).

(ii) “Rights” means, collectively, the rights issued under the Rights Agreement.

(jj) “Rights Agreement” means the Rights Agreement, dated as of August 19, 1999, as amended, by and between the Company and Stocktrans, Inc., as the successor rights agent thereunder.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Stockholder” means any holder of record of shares of Common Stock immediately prior to the Effective Time.

(mm) “Stock Plan(s)” means the Company’s 1998 Long Term Incentive Plan, 2000 Long Term Incentive Plan, 2001 Long Term Incentive Plan, 2003 Long Term Incentive Plan, 2005 Incentive Plan and the Restated Access One Communications Corp. 1999 Stock Option Plan, Options disclosed in Section 3.3(d) of the Disclosure Letter not granted under one or more of the aforementioned plans and the Talk America Employee Stock Purchase Plan.

(nn) “Subsidiary” of any Person means another Person under the Control of such Person.

(oo) “Superior Proposal” means a bona fide written Takeover Proposal (except that references in the definition of “Takeover Proposal” to “15%” should be replaced by “50%”), on terms that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account all of the terms and conditions of the Takeover Proposal and this Agreement deemed relevant by the Board, including any termination or break-up fees, conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Takeover Proposal, and taking into account all legal, financial, regulatory and other aspects of the proposal) would result in a transaction that is more favorable, from a financial point of view, to holders of the Common Stock than the Merger.

(pp) “Takeover Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 15% or more of the voting power of the Company; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of the voting power of the Company; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

(qq) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all United States federal, state, local, or foreign taxes, charges, fees, duties, levies, deficiencies or other assessments of whatever kind or nature, including without limitation all net income, gross income, profits, gross receipts, excise, value added, real or personal property, sales, ad valorem, withholding, social security, social insurance, retirement, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor for a predecessor entity or as a transferee under Section 6901 of the Code or any similar provision of applicable United States federal, state, local, or foreign law, as a result of U.S. Treasury Regulation §1.1502-6 or any similar provision of federal, state, local or foreign applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

(rr) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined, or unitary return or other document and any schedule, attachment, or amendment thereto, filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any United States federal, state, local, or foreign Tax or the administration of the laws relating to any Tax.

(ss) “Undisclosed Conditions” means with respect to any representation or warranty qualified by a “Material Difference” standard, a loss, liability, obligation or out-of-pocket cost to or of the Company or any of its Subsidiaries in excess of the amount of any established reserve specified on the June 30 Balance Sheet or other work papers disclosed or otherwise made available to Buyer with respect to the subject matter of such representation and warranty that would have to be disclosed in such representation and warranty in order for such representation and warranty to be true and correct as written without regard to such qualification.

(tt) “WARN Act” means The Worker Adjustment and Retraining Notification Act, as amended.

(uu) “Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

(vv) “Warrant Holder” means a Person holding Warrants.

(ww) “Warrants” means the issued and outstanding warrants to purchase shares of Common Stock.

Section 9.2 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

2005 Balance Sheet	Section 3.5(c)
Acquisition Agreement	Section 5.5(b)
Agreement	Preamble
Buyer	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Common Stock Consideration	Section 2.1(c)
Communications Licenses	Section 3.12(c)
Company	Preamble
Company Adverse Recommendation Change	Section 5.5(b)
Company Board	Section 3.2(b)
Company Expense Reimbursement Amount	Section 7.3(b)
Company Registered Copyrights	Section 3.13(a)
Company Registered IP	Section 3.13(a)
Company Registered Marks	Section 3.13(a)
Company Registered Patents	Section 3.13(a)
Company SEC Reports	Section 3.5(a)
Company Stockholders’ Meeting	Section 5.4
Copyrights	Section 9.1(r)
Covered Persons	Section 5.8(a)
D&O Insurance	Section 5.6(b)
Department of Labor	Section 5.14(d)
DGCL	Introduction
Disclosure Letter	Article 3
Dissenting Shares	Section 2.4(a)
Effective Date	Section 1.2
Effective Time	Section 1.2
Exchange Act	Section 3.5(a)
FCC	Section 3.4(b)
FCC Consents	Section 5.6(a)

HSR Act	Section 3.4(b)
Inbound License Agreements	Section 3.13(d)
Indemnified Parties	Section 5.8(a)
June 30 Balance Sheet	Section 3.5(c)
Marks	Section 9.1(r)
Material Contract	Section 3.9(a)
Merger	Introduction
Merger Sub	Preamble
Misrepresentation Notice	Section 6.2(a)(i)
Municipal Franchising Authority Consents	Section 5.6(a)
Notice of Adverse Recommendation	Section 5.5(b)
NQDC Plan	Section 3.15(j)
Outbound License Agreements	Section 3.13(d)
Patents	Section 9.1(r)
Permits	Section 3.12(b)
Plan	Section 3.15(b)
Preferred Stock	Section 3.3(a)
Proxy Statement	Section 5.3(a)
Representatives	Section 5.5(a)
Required Company Stockholders	Section 3.2(c)
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 3.5(a)
Series A Preferred Stock	Section 3.3(c)
Software	Section 9.1(r)
State PUC	Section 3.4(b)
State PUC Consents	Section 5.6(a)
Surviving Corporation	Section 1.1
Termination Date	Section 7.1(b)(ii)
Termination Fee	Section 7.3(a)(ii)
Trade Secrets	Section 9.1(r)

Section 9.3 Interpretation.

(a) The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b) For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof; (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting; (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified; (v) the meaning assigned to each term defined herein are equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (vi) a reference to any party to this Agreement or any other agreement or document include also such party’s successors and permitted assigns; (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto; (viii) all references to “$”or “dollars” are references to United States dollars; and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement are used with the respective meanings ascribed thereto as set forth in this Agreement.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

TALK AMERICA HOLDINGS, INC.

By:	/s/ Aloysius T. Lawn, IV
Name: Aloysius T. Lawn, IV
Title: EVP-General Counsel

CAVALIER TELEPHONE CORPORATION

By:	/s/ Brad A. Evans

Name: Brad A. Evans
Title: President

CAVALIER ACQUISITION CORP.

By:	/s/ Brad A. Evans
Name: Brad A. Evans
Title: President

ANNEX B

Confidential

September 22, 2006

Board of Directors

Talk America Holdings, Inc.

6805 Route 202

New Hope, PA 18938

Members of the Board:

Talk America Holdings, Inc. (“Talk America” or the “Company”), and Cavalier Telephone Corporation (“Cavalier”) intend to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which a subsidiary of Cavalier will merge with and into Talk America with the Company continuing as the surviving corporation after the transaction (the “Merger” or the “Proposed Transaction”). Under the terms of the Agreement, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the related right, issued pursuant to the Rights Agreement, dated as of August 19, 1999, between the Company and Stocktrans, Inc., attached thereto shall cease to be outstanding and will be converted into the right to receive $8.10 in cash (the “Consideration”), payable to the holder thereof, without interest. You have asked us whether, in our opinion, the Consideration to be received by stockholders in the Proposed Transaction is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business and financial condition of the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal information concerning the business, financial condition, and operations of the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal financial analyses, estimates and forecasts relating to the Company prepared and furnished to us by the management of Talk America, including the Company’s 2006 budget and long-term business plan;

•	Reviewed the reported prices and trading activity for the Common Stock;

•	Reviewed an unexecuted draft of the Agreement dated September 21, 2006;

•	Held discussions with members of senior management of the Company concerning the Company’s business, operating environment, financial condition, prospects and strategic objectives;

•	Reviewed publicly available financial and stock market data with respect to certain other competitive local exchange carriers (“CLECs”) that are in businesses that we believe to be generally comparable to those of the Company;

•	Reviewed the financial terms of certain recent CLEC business combinations that we believe to be comparable;

•	Review the premiums over trading prices paid in recent acquisitions of publicly-traded companies that we believe to be comparable;

•	Performed a discounted cash flow analysis of the Company based on the Company’s business plan;

•	Performed a leveraged buyout analysis of the Company based on the Company’s business plan; and

•	Conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In preparing this opinion, with your consent, we have relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise reviewed by us. We have assumed that the financial projections prepared by the Company and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management’s best estimates as of the date of their preparation. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We did not conduct a physical inspection of any of the properties or assets of the Company. We also did not make an independent evaluation or appraisal of the specific assets or the liabilities of the Company, nor have we been furnished with any such evaluations or appraisals.

We have assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the Merger will be consummated in accordance with the Agreement, without waiver, amendment or modification of any material terms, conditions, or agreements therein and that at least 30,508,638 shares of Common Stock will be outstanding at the effective time of the Merger.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or opportunities that might be available to the Company, the effect of any other arrangement in which the Company might engage, or the Company’s underlying business decision to effect the Merger nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

We have assumed that the transaction contemplated by the Agreement will be consummated on substantially the terms set forth therein. This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, Blackstone understands that the existence of this opinion may be disclosed by the Company in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the disclosure documents relating to the Transaction and agrees to not unreasonably withhold its written approval for such use as appropriate following Blackstone’s review of, and reasonable opportunity to comment on, any such document.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion).

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the stockholders of Common Stock in the Merger is fair to such holders from a financial point of view.

Very truly yours,

The Blackstone Group L.P.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TALK AMERICA HOLDINGS, INC.

6805 Route 202

New Hope, Pennsylvania 18938

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Special Meeting Of Stockholders On December 15, 2006

The undersigned holder of shares of Common Stock of Talk America Holdings, Inc. hereby appoints David G. Zahka and Aloysius T. Lawn, IV, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Special Meeting of Stockholders to be held on December 15, 2006, at 10:00 a.m., Eastern Time, at The Lambertville House, 32 Bridge Street, Lambertville, NJ 08530, and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, and at the discretion of the proxies on any other matters that may properly come before the meeting.

Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States; or, if you choose, you can submit your proxy by telephone or through the Internet in accordance with the instructions on the reverse side of this card. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

The shares represented by this Proxy, if signed and returned, will be voted as specified on the reverse side. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE COMPANY’S BOARD OF DIRECTORS’ RECOMMENDATIONS PROVIDED BELOW AND AT THEIR DISCRETION ON ANY MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS LISTED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

1. The Board of Directors recommends a vote FOR:				2. The Board of Directors recommends a vote FOR:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Adoption of the Agreement and Plan of Merger, dated as of September 22, 2006, by and among Talk America Holdings, Inc., Cavalier Acquisition Corp. and Cavalier Telephone Corporation.	☐	☐	☐	Approval of an adjournment or postponement of the Special Meeting of Stockholders, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.				IF YOU ARE SUBMITTING YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, PLEASE DO NOT MAIL THIS PROXY CARD

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company’s Notice of Special Meeting of Stockholders to be held on December 15, 2006 and the related proxy statement dated November 14, 2006 are hereby acknowledged.

PLEASE SIGN, DATE AND MAIL TODAY

Signature(s) of Stockholder(s):

Date:

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, guardian, partner, or corporate officers, please give FULL title.

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-626-4508 on a touch-tone telephone

OR

2.	VOTE BY INTERNET:

Log-on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked,

signed and returned your proxy card.

IF YOU ARE SUBMITTING YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE,

PLEASE DO NOT MAIL THIS PROXY CARD.

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